Exhibit 10.1

PARTIES NAMED IN SCHEDULE 1

- and -

STERICYCLE INTERNATIONAL, LLC

SHARE PURCHASE AGREEMENT

(The Sterile Technologies Group Limited)

WILLIAM FRY

Solicitors

Fitzwilton House

Wilton Place

Dublin 2

016899.0002.MG/DMK

TABLE OF CONTENTS

SECTION 1.0 - INTERPRETATION		5

1.1	DEFINITIONS	5
1.2	CONSTRUCTION	11
1.3	HEADINGS AND CAPTIONS	12
1.4	VENDORS’ REPRESENTATIVE	12
1.5	GOVERNING LAW AND JURISDICTION	13

SECTION 2.0 - SHARE PURCHASE AND SALE		13

2.1	PURCHASE AND SALE	13
2.2	CONSIDERATION	13
2.3	DETERMINATION OF ACTUAL NET DEBT	14
2.4	ADJUSTMENT AND PAYMENT	14
2.5	NO DIVIDEND PAYMENT	15

SECTION 3.0 - WARRANTIES AND UNDERTAKINGS		15

3.1	WARRANTIES AND UNDERTAKINGS	15
3.2	EFFECT OF COMPLETION	15
3.3	EXPIRY OF WARRANTIES AND TAX COVENANT	15
3.4	EXCLUSIONS	16
3.5	FRAUD	17
3.6	CONTINGENT CLAIMS	17
3.7	PURCHASER’S OBLIGATIONS	17
3.8	REIMBURSEMENT, ETC	18
3.9	THIRD PARTY CLAIMS	19
3.10	PURCHASER MUST GIVE PROMPT NOTICE OF CLAIMS	19
3.11	PURCHASER ACKNOWLEDGEMENT	19
3.12	PURCHASER WAIVER OF RIGHT OF SET-OFF	19
3.13	SPECIFIC CLAIMS	19
3.14	MITIGATION	20
3.15	NO EXISTING CLAIM	20
3.16	CONSEQUENCE OF CLAIMS	20
3.17	PURCHASER WARRANTIES	20
3.18	LITIGATION INDEMNITY	21
3.19	STI STATUTORY BOOKS INDEMNITY	21

SECTION 4.0 - FURTHER COVENANTS		21

4.1	WAIVER OF PRE-EMPTION RIGHTS	21
4.2	NON-COMPETITION	21
4.3	WAIVER BY VENDORS	22

SECTION 5.0 - COMPLETION		22

5.1	COMPLETION	22
5.2	DELIVERY	23
5.3	BOARD MEETING	23
5.4	PAYMENT	24
5.5	STAMPING	24

SECTION 6.0 - GENERAL PROVISIONS		24

6.1	ANNOUNCEMENTS	24
6.2	ASSIGNMENT	24
6.3	BINDING OF SUCCESSORS	26
6.4	BUSINESS DAYS	26
6.5	CONFIDENTIALITY	26
6.6	COSTS AND EXPENSES	26
6.7	COUNTERPARTS	26
6.8	ENTIRE AGREEMENT	26
6.9	FURTHER ASSURANCE	27

6.10	MODIFICATION	27
6.11	NOTICES	27
6.12	OBLIGATIONS JOINT AND SEVERAL	28
6.13	PARTNERSHIP	28
6.14	SURVIVAL OF OBLIGATIONS	29
6.15	WAIVER	29

SCHEDULE 1		30

THE VENDORS		30

PART I		30

PART II		31

PRO RATA PROPORTION		31

SCHEDULE 2		32

WARRANTIES		32

PART I		32

GENERAL WARRANTIES		34

PART II		34

GENERAL/COMMERCIAL		33

PART III		34

ACCOUNTS		34

PART IV		35

FINANCE		35

PART V		36

ASSETS		36

PART VI		36

INTELLECTUAL PROPERTY AND IT SYSTEMS		36

Part VII		37

CONTRACTS		37

PART VIII		37

PROPERTIES		37

PART IX		39

ENVIRONMENT		39

PART X		39

LITIGATION, COMPLIANCE AND RELATED MATTERS		39

PART XI		40

EMPLOYEES - GENERAL		40

PART XII		41

EMPLOYEES – PENSIONS/BENEFITS		41

PART XIII		42

TAX WARRANTIES		42

PART XIV		45

ENVIRONMENTAL DUE DILIGENCE REPORT		45

SCHEDULE 3	46

PROPERTIES OF THE GROUP	46

PART I	46

PROPERTY ADDRESSES	46

PART II	47

PARTICULARS OF TITLE AND OCCUPATION OF PROPERTY	47

SCHEDULE 4	49

THE GROUP COMPANIES	49

PART I	49

THE COMPANY	49

PART II	50

THE SUBSIDIARIES	50

SCHEDULE 5	52

PART I	52

CALCULATION OF ACTUAL NET DEBT	55

PART II	55

THE PROFORMA COMPLETION ACCOUNTS SCHEDULE	55

SCHEDULE 6	56

ESCROW ACCOUNT	56

SCHEDULE 7	59

PURCHASER WARRANTIES	59

SCHEDULE 8	60

TAX COVENANT	60

SCHEDULE 9	68

MANAGEMENT BONUS AMOUNTS	68

THIS AGREEMENT is made on 27 February 2006

BETWEEN:

THE PARTIES NAMED IN
SCHEDULE 1
(hereinafter together referred to as the “Vendors”)

- and -
STERICYCLE INTERNATIONAL, LLC
having its registered / principal office
at 28161 North Keith Drive
Lakeforest, Illinois, 60045
(hereinafter referred to as the “Purchaser”)

RECITALS

A.	The Sterile Technologies Group Limited (hereinafter called the “Company”) is a private company limited by shares incorporated in Ireland on 26 November 1998 (company registration number 297176) and now has an authorised share capital of €27,700,000 divided into 10,000,000 ordinary shares of €1.27 each (“Ordinary Shares”) 10,000,000 “A” Cumulative Redeemable Preference Shares of €1 each (“A Preference Shares”) and 5,000,000 “B” 10% Cumulative Redeemable Preference Shares of €1 each (“B Preference Shares”), of which 217,392 Ordinary Shares, 7,099,318 A Preference Shares and 2,823,548 B Preference Shares have been issued and are fully paid up.

B.	The Vendors are together the registered owners of the entire issued share capital of the Company in the proportions set out in Schedule 1 such share capital being registered in the manner set forth therein.

C.	The Purchaser has agreed to purchase and the Vendors have agreed to sell the entire issued share capital of the Company upon and subject to the terms and conditions hereinafter contained.

D.	The companies, details of which are set out in Part II of Schedule 4, are subsidiaries of the Company (the “Subsidiaries”).

IT IS AGREED that in consideration of the mutual covenants, conditions, agreements, warranties and payments set out or as provided for in this Agreement, the parties respectively covenant with each other in the terms set out in this Agreement.

SECTION 1.0 - INTERPRETATION

1.1	Definitions

In this Agreement the following expressions shall, unless the context otherwise requires, have the following meanings:

(a)	“Accounts”, the consolidated audited balance sheet and profit and loss account (or either of them) of the Group Companies as at the Accounts Date including the directors’ and auditors’ reports thereon and any notes thereto together with all documents that are required by law to be attached thereto.

(b)	“Accounts Date”, 31 December 2004.

(c)	“Actual Net Debt”, the Net Indebtedness plus the Net Working Capital Adjustment, if any, determined in accordance with the procedures set out in Schedule 5.

(d)	“Actual Net Working Capital” as at Completion the aggregate of stocks, debtors less the aggregate of the trade creditors, other creditors including tax and social welfare and accruals and deferred income as derived from the consolidated balance sheet contained in the Completion Accounts in accordance with procedures set out in Schedule 5. For avoidance of doubt, any dividends accrued on the Preference Shares shall be specifically excluded from the calculation of Actual Net Working Capital.

(e)	“A Preference Shares”, shall have the meaning given to such term in Recital A.

(f)	“Board”, the board of directors of the Company.

(g)	“Business Day”, a day on which clearing banks are open for business in Dublin, Ireland, but excluding each of Saturday and Sunday.

(h)	“B Preference Shares”, shall have the meaning given to such term in Recital A.

(i)	“Claim”, any claim or claims in respect of any breach of Warranty, under the Tax Covenant or otherwise pursuant to the terms of this Agreement.

(j)	“Companies Acts”, the Companies Acts 1963 to 2005 and all orders and regulations made thereunder.

(k)	“Company’s Auditors”, Grant Thornton 24-26 City Quay, Dublin 2, Ireland.

(l)	“Competing Business”, a business which competes with the business carried on by the Group at Completion being the collection, transportation, treatment and disposal of healthcare waste.

(m)	“Completion”, completion of the purchase and sale provided for in this Agreement in accordance with the provisions of Section 5.0.

(n)	“Completion Date”, the date of Completion, determined in accordance with Clause 5.1.

(o)	“Completion Accounts”, the audited consolidated balance sheet as at the close of business on the Completion Date as prepared in accordance with Schedule 5.

(p)	“Consideration”, the total consideration payable to the Vendors for the Shares pursuant to the provisions of Section 2.0.

(q)	“Data Room”, the documents provided on behalf of the Vendors for the purposes of allowing the Purchaser to undertake due diligence with respect to the Group, an index of which is annexed to the Disclosure Letter.

(r)	“Disclosure Letter”, the letter referred to in Clause 3.1(b).

(s)	“Environment”, all or any of the following media, namely air (including the air within buildings or other natural or man-made structures above or below ground), water or land.

(t)	“Environmental Consents”, any permit, licence, authorisation, approval or consent required under or in relation to Environmental Laws in respect of any activities or operations carried by the Group Companies.

(u)	“Environmental Laws”, all European Union, national, regional or local laws (including common law, statute law, civil, criminal law), which are in force as at the date of Completion relating to Environmental Matters.

(v)	“Environmental Matters”, all matters relating to pollution or protection of the Environment.

(w)	“Encumbrance”, any type of encumbrance or security interest of any nature and shall include the following:

(i)	any mortgage, charge, assignment, hypothecation, pledge, lien or security interest or arrangement of any nature whatsoever;

(ii)	any option or right of pre-emption or first refusal or right to acquire; and

(iii)	any rights pursuant to a hire purchase, lease or instalment purchase agreement.

(x)	“Escrow Account”, the account established for the purposes of Clause 2.2(b) and Schedule 6.

(y)	“Euro” or “€”, the single currency unit provided for in Council Regulation (EC) No 974/98 of 8 May 1998, being the lawful currency of Ireland.

(z)	“Executives”, Neville Graver and Vivienne Gillen.

(aa)	“Executives Bonus Agreements”, the letter agreements in the agreed terms providing for the payments of the Executive Bonus Payments to the Executives.

(bb)	“Executive Bonus Payments”, the amounts to be paid to each of the Executives as set out in Schedule 9 subject to the terms of the letter from the Company awarding the Executive Bonus Agreement.

(cc)	“Group”, the Company and each of the Subsidiaries, collectively.

(dd)	“Group Company”, the Company and the Subsidiaries and “Group Company” means any of them.

(ee)	“Group Personal Pension Plan”, the Sterile Technologies Group Personal Pension Plan with Scottish Widows, policy number P000024887.

(ff)	“Holding Company” shall have the meaning given to that term by Section 155, Companies Act 1963 or by Section 736 of the Companies Act 1985 of England and Wales.

(gg)	“Information Memorandum”, the information memorandum dated November 2005 relating to the Group, a copy of which has been provided to the Purchaser.

(hh)	“Intellectual Property Rights”, all intellectual property rights including patents, (including utility models and inventions), trade marks (including service marks, trade names and business names), design rights, copyright and related rights (including rights in respect of software), internet designations (including domain names), topography rights (including rights in respect of mask works and semiconductors), moral rights and database rights, (whether or not any of these is registered and including any application for registration of any such rights), know-how, confidential information and trade secrets for the full term of such rights and including any extension to or renewal of the terms of such rights and all rights or forms of protection of a similar nature or having similar effect to any of these which may exist anywhere in the world.

(ii)	“Internal IT Systems”, the information and communications technologies used by the Group including hardware, proprietary and third party software, networks, peripherals and associated documentation.

(jj)	“Initial Consideration”, the Completion Payment (as defined in Clause 2.2(a)) less the Retained Amount.

(kk)	“Ireland”, the Republic of Ireland.

(ll)	“Irish GAAP”, generally accepted accounting principles in Ireland (including such accounting principles and standards as may be prescribed by the Companies Acts or any other relevant statute or regulation, or as may be prescribed by a standard setting body whose accounting standards are recognised in Ireland as having application to the Group) and for the avoidance of doubt, does not mean International Financial Reporting Standards (IFRS).

(mm)	“Irish Pension Scheme”, the Sterile Technologies (Ireland) Limited Group Retirement Pension Plan (with New Ireland Assurance).

(nn)	“Irish Planning Acts”, Local Government (Planning and Development) Acts, 1963-1999, the Planning and Development Act, 2000 or any of the regulations made thereunder.

(oo)	“Management Accounts”, the unaudited consolidated profit and loss account of the Company for the financial year commencing 1 January 2005 and ended on the Management Accounts Date, in the agreed terms.

(pp)	“Management Accounts Date”, 31 December 2005.

(qq)	“Net Indebtedness”, the sum of the aggregate net external indebtedness of the Group Companies, comprising term loans, finance and equivalent leases and overdrafts less the aggregate of the cash in hand or at bank or cash equivalents held by Group Companies at Completion as set out in the Completion Accounts and determined in accordance with the procedures set out in Schedule 5. For the avoidance of doubt, any dividends accrued on the Preference Shares shall be specifically excluded from the calculation of Net Indebtedness.

(rr)	“Non-Executive Directors”, Paul Coulson, Des Rogers, Declan Heavey and Sir Gerry Loughran.

(ss)	“Net Working Capital Adjustment”, the amount (if any) by which the Target Net Working Capital exceeds the Actual Net Working Capital.

(tt)	“Ordinary Pro-Rata Proportion”, in respect of each Vendor, the percentage amount set out in column 3 opposite its/his name in Part 1 of Schedule 1.

(uu)	“Ordinary Shares”, shall have meaning given to such term in Recital A.

(vv)	“Ordinary Shareholders”, members registered as holding Ordinary Shares immediately prior to Completion.

(ww)	“Pensions Acts”, Pensions Acts 1990 – 2005.

(xx)	“Pensions Schemes”, collectively the Irish Pension Scheme and the Group Personal Pension Plan.

(yy)	“Permitted Assignee”, shall have the meaning given to such term in Clause 6.2(a)(ii).

(zz)	“Planning Acts”, the Irish Planning Acts and the UK Planning Acts collectively.

(aaa)	“Preference Shares”, the A Preference Shares and the B Preference Shares collectively.

(bbb)	“Properties”, the property or properties of or occupied by the Group, short particulars of which are set out in Schedule 3.

(ccc)	“Pro-Rata Proportion”, in respect of each Vendor (and for this purpose certain of the Vendors that are associated have been grouped together), the percentage calculated in accordance with the formula set opposite its/his/their name(s) in Part II of Schedule 1.

(ddd)	“Purchaser’s Group”, the Purchaser, any subsidiary of the Purchaser, any Holding Company of the Purchaser and any subsidiary of such Holding Company.

(eee)	“Purchaser’s Solicitors” such person or persons nominated as such by the Purchaser prior to Completion.

(fff)	“Retained Amount”, shall have the meaning given to such term in Clause 2.2(b).

(ggg)	“Restricted Period”, the period of two years from the date of Completion.

(hhh)	“Shares”, the entire issued share capital of the Company as at Completion being all of the A Preference Shares, the B Preference Shares and the Ordinary Shares in issue in the capital of the Company at Completion, details of which are set out at Schedule 1 Part 1.

(iii)	“Sites” the Properties listed at paragraphs 4, 5, 6, 17 and 18 of Part II of Schedule 3.

(jjj)	“subsidiary”, shall have the meaning given to that term by Section 155, Companies Act 1963, or by Section 736 of the Companies Act 1985 of England and Wales.

(kkk)	“Subsidiaries” the meaning given to such term in Recital D.

(lll)	“Target Net Debt”, €14,000,000.

(mmm)	“Target Net Working Capital”, €3,000,000.

(nnn)	“Tax”, any form or forms of taxation whether in Ireland, in the United Kingdom or elsewhere howsoever and wheresoever arising including, without limitation, income tax, surtax, corporation tax, stamp duty, stamp duty land tax, capital duty, inheritance tax, value added tax, residential property tax, dividend withholding tax, deposit interest retention tax, capital gains tax, petroleum revenue tax, customs and export duties, excise duty, pay-related social insurance and other similar contributions, PAYE, advance corporation tax, probate tax, vehicle registration tax, professional services withholding tax, estate duty, rates, gift tax, inheritance tax and any other taxes, levies, charges, surcharges, imposts, withholdings, taxes on gross or net income profit or gains, receipts, sales, use, occupation or franchise, customs and other duties or other fiscal impositions of any kind whatsoever imposed by any taxing, revenue or fiscal authority (including the Irish Revenue Commissioners) and any other statutory, governmental, state, provincial or local governmental authority, body, court, tribunal or official whatsoever (whether of Ireland or elsewhere in the world), or imposts similar to, replaced by or replacing any of them, all charges and all surcharges in respect of tax, whether by way of penalty, fine, additional liability to tax, or interest.

(ooo)	“Tax Authority”, any taxing, revenue or fiscal authority (including without limitation, the Irish Revenue Commissioners or HM Revenue and Customs) and any statutory, state, provincial or local governmental authority, body, court, tribunal or official whatsoever and wheresoever located (whether of Ireland or elsewhere in the world) competent to impose, administer or collect any Tax.

(ppp)	“Tax Claim”, a claim pursuant to the Warranties and/or the Tax Covenant in respect of Tax.

(qqq)	“Tax Covenant”, the covenant relating to Tax set out in Schedule 8.

(rrr)	“Tax Warranties”, the Warranties relating to matters concerning Tax contained in Part XIII of Schedule 2.

(sss)	“TCA”, the Taxes Consolidation Act 1997.

(ttt)	“Territory”, Ireland and the United Kingdom.

(uuu)	“UK Planning Acts”, the Town and Country Planning Act 1990 or any of the regulations made thereunder.

(vvv)	“Unknown Claims”, means the following claims in relation to which proceedings have been issued against a Group Company:

(i)	claim with record number 2004/2090P by Enda Dunne issued on 9 March 2004;

(ii)	claim with record number 2004/7627P by Peter Geraghty issued on 20 May 2004; and

(iii)	claim with record number 2002/5021P by David Molloy issued on 25 August 2000.

(www)	“Vendors’ Representative”, Declan Heavey, Yeoman International Group Limited, of South Bank Road, Ringsend, Dublin 4 or such other person as may hereinafter be notified in writing to the Purchaser.

(xxx)	“Vendors’ Solicitors”, William Fry, Fitzwilton House, Wilton Place, Dublin 2.

(yyy)	“Warranties”, the warranties set forth in Schedule 2.

(zzz)	“Warranty Claim”, a claim or claims in respect of any breach of Warranty.

1.2	Construction

(a)	Any reference to a document being “in the agreed terms” shall be a reference to such document in form and content agreed between each of the parties hereto on or prior to the date hereof, a copy of which has been signed by or on behalf of each of them for the purposes of identification on the execution of this Agreement.

(b)	Any reference to any provision of any legislation shall include any modification, re-enactment or extension thereof (provided that, as between the parties hereto, no such modification or extension made after the date of this Agreement shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or adversely affect the rights of, any party) and shall also include any subordinate legislation made from time to time under such provisions. Any reference to any provision of any legislation shall, unless the context clearly indicates to the contrary and without prejudice to Clause 1.2(f), be a reference to legislation of Ireland.

(c)	In this Agreement words such as “hereunder”, “hereto”, “hereof”, and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular Section or Clause thereof.

(d)	Save as otherwise provided herein, any reference to a Recital, Section, Clause, paragraph, sub-paragraph or Schedule shall be a reference to the Recital, Section, Clause, paragraph, sub-paragraph or Schedule (as the case may be) of this Agreement and any reference in a Clause or paragraph to a paragraph or sub-paragraph respectively shall be a reference to a paragraph or sub-paragraph of the Clause or paragraph in which the reference is contained unless it appears from the context that a reference to some other provision is intended.

(e)	In this Agreement, the masculine gender shall be deemed to include the feminine and neuter and the singular number shall include the plural and vice-versa. References to persons shall include natural persons, firms, bodies corporate, unincorporated associations and partnerships, organisations, governments, states, foundations and trusts (in each case, whether or not having separate legal personality).

(f)	Any reference in this Agreement to an Irish legal term or provision for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland and/or any Group Company incorporated in a jurisdiction other than Ireland be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term or provision.

(g)	Any reference in this Agreement to a party shall mean any of the Vendors or the Purchaser and any such reference to parties shall (as the case may be) mean all or any two or more/both of them.

(h)	Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

For the avoidance of doubt, the Schedules to this Agreement shall form part of this Agreement.

1.3	Headings and Captions

The headings and captions to the Sections, Clauses and Schedules in this Agreement are inserted for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of this Agreement.

1.4	Vendors’ Representative

The Purchaser shall be entitled to rely on any communication, agreement or other notice or document evidenced in writing that has been given, made or sent by the Vendors’ Representative as being a communication, agreement or notification on behalf of each of the Vendors and the Vendors’ Representative shall be entitled to bind each of the Vendors in respect of the matters referred to in this Agreement as being capable of being done or agreed by him or which it is contemplated be done by him hereunder. Each of the Vendors hereby agrees that the Purchaser shall not be bound to enquire as to the authority or good faith of the Vendors’ Representative in respect of any matter referred to in this Agreement as being capable of being done or agreed by the Vendors’ Representative and the Vendors hereby waive any rights that they may have against the Purchaser in respect of its dealings with the Vendors’ Representative.

1.5	Governing Law and Jurisdiction

This Agreement shall in all respects (including the formation thereof and performance thereunder) be governed by and construed in accordance with the laws of Ireland. The parties to this Agreement agree to submit to the exclusive jurisdiction of the Courts of Ireland in relation to any disputes or proceedings arising out of or in connection with this Agreement.

SECTION 2.0 - SHARE PURCHASE AND SALE

2.1	Purchase and Sale

(a)	The Vendors shall sell and the Purchaser shall purchase the legal and beneficial title in the Shares with effect from Completion, free from any Encumbrance and together with all accrued benefits and rights, for the consideration referred to in Clause 2.2(a) and 2.4 which shall be payable at the time or times and in the manner specified in this Section 2.0.

(b)	The parties shall not be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously.

2.2	Consideration

(a)	The consideration payable in cash on Completion in respect of the Shares shall be the sum of €108,995,000 less the Target Net Debt (“Completion Payment”), which shall be subject to adjustment in accordance with Clause 2.4.

(b)	On Completion, the Purchaser shall pay to the Vendors’ Solicitors the Completion Payment and the Vendors hereby authorise such payment of the Completion Payment (and any adjustment thereto pursuant to Clause 2.4) to the Vendors’ Solicitors acting on their behalf. Each of the parties hereby irrevocably authorise the Vendors Solicitors to pay €2,000,000 of the Completion Payment (the “Retained Amount”) into the Escrow Account and for the Retained Amount to be held and released in accordance with the provisions of Schedule 6.

(c)	The receipt of the Vendors’ Solicitors in respect of the Initial Consideration (including any adjustment thereto pursuant to Clause 2.4(a)) shall be sufficient evidence of payment and shall be a good discharge to the Purchaser. The Purchaser shall not be concerned as to the distribution of such consideration to the Vendors. In regard to the distribution of any amounts of Consideration, the Vendors’ Solicitors are entitled to rely on such instructions as may be given to them in writing by the Vendors’ Representative.

2.3	Determination of Actual Net Debt

The parties shall use their respective reasonable endeavours to procure the determination of the Actual Net Debt in accordance with Schedule 5.

2.4	Adjustment and Payment

The Consideration shall be adjusted following Completion as follows:

(a)	If the Actual Net Debt is less than the Target Net Debt, then the amount of the Consideration shall be increased by an amount equal to the amount by which Actual Net Debt is less than Target Net Debt (the “Shortfall”) and:

(i)	the Purchaser shall pay to the Ordinary Shareholders (or to the Vendors’ Solicitors on their behalf) an amount equal to the Shortfall; and

(ii)	the parties shall procure, in accordance with Schedule 6, the payment of all of the Retained Amount from the Escrow Account to the Ordinary Shareholders subject to set-off in respect of Claims (if any) in accordance with Schedule 6;

in each case such amounts to be paid to the Ordinary Shareholders pro-rata according to their respective Ordinary Pro-Rata Proportions.

(b)	If the Actual Net Debt is greater than the Target Net Debt, then the amount of the Consideration shall be reduced by an amount equal to the amount by which Actual Net Debt exceeds Target Net Debt (the “Excess”).

(i)	If the Excess is less than the Retained Amount, the parties shall procure, in accordance with the provisions of Schedule 6, the payment from the Escrow Account to the Purchaser of an amount equal to the Excess and, subject to set-off in respect of Claims (if any) in accordance with Schedule 6, the payment of the amount equating to the difference between the Retained Amount less the Excess to the Ordinary Shareholders pro-rata according to their respective Ordinary Pro-Rata Proportions.

(ii)	If the Excess is greater than the Retained Amount then, in addition to the payment of the Retained Amount from the Escrow Account to the Purchaser, each of the Vendors shall pay to the Purchaser its/his Ordinary Pro-Rata Proportion of the difference between the Retained Amount and the Excess by way of refund of Consideration.

(c)	Any payment to be made pursuant to this Clause 2.4 shall be by way of adjustment to the Consideration and shall be made within 7 Business Days of the determination of the Actual Net Debt.

2.5	No Dividend Payment

For the avoidance, payment of all of the Consideration due in accordance with the foregoing provisions of this Section 2.0 shall constitute a full discharge by the Purchaser of all amounts due by it to the Vendors in respect of the Shares and it shall have no obligation to pay to the Vendors (or any of them) and the Vendors hereby waive in favour of the Purchaser and the Company any amount in respect of dividends accrued (whether declared or not) in respect of any of the Shares.

SECTION 3.0 - WARRANTIES AND UNDERTAKINGS

3.1	Warranties and Undertakings

The Vendors hereby severally (on the basis provided for in Clause 3.3(d)), and not jointly, warrant to the Purchaser in relation to the Company in accordance with the terms set out in Schedule 2 subject to:

(a)	the limitations, qualifications, exemptions and other matters provided for in this Section 3.0;

(b)	any exceptions fairly disclosed by the Vendors in a letter of disclosure in the agreed terms of even date herewith from the Vendors addressed to the Purchaser or deemed by the terms of such letter of disclosure to be so disclosed;

(c)	all information fairly disclosed by the Vendors contained in the Data Room.

3.2	Effect of Completion

The Warranties shall not in any respect be extinguished or affected by Completion. Subject to the provisions of Clause 6.2, the benefit of the Warranties and the Tax Covenant are personal to the Purchaser and may not be assigned in whole or in part by the Purchaser.

3.3	Expiry of Warranties and Tax Covenant

(a)	The liability of the Vendors pursuant to the Warranties (save the Tax Warranties) shall expire on the second anniversary of Completion, save as regards any alleged breach of any of the Warranties in respect of which notice in writing (containing such reasonable details of the event or circumstance giving rise to such claim as are available to the Purchaser and an estimate (if capable of preparation by the Purchaser) of the amount of the Vendors’ liability therefor) shall have been served on the Vendors’ Representative prior to that date.

(b)	The liability of the Vendors pursuant to the Tax Warranties and pursuant to the Tax Covenant shall expire on the sixth anniversary of Completion save as regards any claim made by the Purchaser thereunder in respect of which notice in writing (containing such details of the event or circumstance giving rise to such claim as are available to the Purchaser and an estimate (if capable of preparation by the Purchaser or the Company) of the amount of the Vendors’ liability therefor) shall have been served on the Vendors’ Representative prior to such date.

(c)	The aggregate liability of each of the Vendors pursuant to all Claims shall not in any event exceed the Consideration actually received by him/it pursuant to this Agreement.

(d)	The liability of the Vendors in respect of Claims shall be several (and not joint) and accordingly each of the Vendors shall, subject to the limit provided for in Clause 3.3 (c), in respect of each Claim, be liable only for such percentage of the amount payable upon the same as is equal to its Pro-Rata Proportion except that in respect of any Warranty Claim(s) pursuant to paragraphs 1(a) and (b)(iv) of Schedule 2 Part II (the “Title Warranty”). Liability for such Claim(s) for Title Warranty shall, subject to the limit provided for in Clause 3.3 (c), rest solely with each Vendor in respect of, and to the extent that, the Shares registered in its/his name breach the Title Warranty.

3.4	Exclusions

The Vendors shall not be liable for any Warranty Claim:

(a)	where the liability of the Vendors for any particular Warranty Claim (or what would be such liability apart from this paragraph (a)) is less than €25,000 (such claims being “de minimis claims”) provided that any Claims arising out of the same matter, facts or circumstances may be aggregated for the purpose of this paragraph (a);

(b)	where the aggregate liability of the Vendors for all Warranty Claims (excluding all de minimis claims) (or what would be such liability but for paragraph (a) and/or this paragraph (b)) does not exceed €900,000 (provided that when this amount is exceeded the Vendors shall be liable for the entire amount of all Warranty Claims (other than de minimis claims) and not just the excess);

(c)	to the extent that allowance, provision, or reserve is made for such matter in the Completion Accounts or was taken into account in the preparation of the Completion Accounts (including, without limitation, the calculation of the Actual Net Debt, and any payment to the Purchaser in respect thereof pursuant to Clause 2.4);

(d)	to the extent that (after deduction of costs associated with such recovery) the Purchaser or the Group (or any Group Company) have actually recovered/are entitled to recover the loss or damage suffered by them arising out of such Warranty Claim under the terms of any insurance policy for the time being in force or would have been entitled to recover any loss or damage suffered by them arising out of any such Claim but for any under insurance of insurable assets or reduction by the Purchaser, the Group or any Group Company of the level of insurance in place on the Completion Date;

(e)	to the extent that such Warranty Claim arose or is increased as a direct or indirect result of a change after the date of this Agreement:

(i)	in law or published revenue or administrative practice;

(ii)	any increase in the rates of Tax or any imposition of Tax; or

(iii)	in Irish GAAP;

in each above case having retrospective effect;

(iv)	in the accounting date, accounting practice or tax reporting practice effected by any Group Company except to comply with Irish GAAP;

(f)	which would not have arisen but for a voluntary act, omission or transaction of the Purchaser or any Group Company after Completion, except that this exclusion shall not apply where any such act, omission or transaction is carried out or effected pursuant to a legally binding commitment entered into by a Group Company prior to Completion; or

(g)	which would not have arisen but for a cessation, or any change in the nature or conduct of any trade carried on by the Company at Completion, being a cessation or change occurring on or after Completion.

Provided that the exclusions in paragraphs (a) and (b) of this Clause 3.4 shall not apply in respect of any Claim(s) pursuant to the warranties contained in paragraphs 19 and 50 of Part IX of Schedule 2 (Environment) and paragraph 50 of Part XIV of Schedule 2 (Environmental Report) to the extent that they relate to the Sites.

3.5	Fraud

The limitations set out in this Section 3.0 shall not apply in respect of any Claim made against any Vendor to the extent that such Claim arises from any fraudulent act or fraudulent omission of that Vendor.

3.6	Contingent Claims

If any claim relates to a liability which, at the time that such Claim is notified to the Vendors’ Representative is contingent only, the Vendors shall not be under any obligation to make any payment to the Purchaser in respect thereof unless and until such time as the contingent liability ceases to be contingent and becomes actual.

3.7	Purchaser’s Obligations

(a)	The Purchaser shall, upon it or any of the Group Companies becoming aware of any third party claim, potential claim, matter, event or circumstance or any combination thereof (“third party claim”) which might be reasonably expected to give rise to a Claim (other than a Tax Claim) promptly give notice in writing to the Vendors’ Representative together with such details of same as are reasonably available to it.

(b)

The Purchaser shall, and shall procure that each Group Company shall, take such actions as the Vendors’ Representative may reasonably request to avoid, dispute, resist, appeal, delay, compromise, settle, defend or mitigate any third party claim (other than a Tax Claim), including without limitation allowing (but not obligating) the Vendors’ Representative to assume the conduct of the dispute, compromise, defence or appeal of any such third party claim, on the basis that they shall be indemnified by the Vendors as to such reasonable costs and expenses which it may incur by reason of such action provided that the Purchaser shall not be obliged to take any action or to procure the taking of any action which it reasonably considers following consultation with the Vendor’s Representative is prejudicial to the Purchaser or the Company or to any member of the Purchaser’s Group.

(c)	The Purchaser shall not make, and shall procure that no Group Company shall make any admission of liability, agreement or compromise with any person, body or authority in relation to any matter in respect of which a Claim may arise without prior consultation with and the prior agreement of the Vendors’ Representative provided that the Purchaser does not require such prior agreement insofar as this is contrary to the proviso in Clause 3.8(b).

(d)	The Purchaser shall, and shall procure that each Group Company shall give the Vendors’ Representative and his professional advisers reasonable access to the premises and personnel of the Purchaser and/or the Group (as the case may be) and to any relevant chattels, documents and records within the power, possession or control of the Purchaser and/or the Group to enable the Vendors’ Representative and his professional advisers to examine such chattels, accounts, documents and records and take copies or photographs thereof. Such access shall be required only at reasonable times and on reasonable notice. The Purchaser shall, and shall co-operate to procure that each Group Company shall use its best endeavours to procure that the auditors (both past and then current) of the Group make available to the Vendors’ Representatives and his professional advisers their audit working papers in respect of the audit of any Group Company’s accounts for any relevant accounting period in connection with the Claim.

(e)	To the extent that the Vendors’ Representative elects to assume conduct of any Claim pursuant to Clause 3.8(b), it shall keep the Purchaser updated of the progress of such claim and provide the Purchaser with copies of such relevant documents and such information in his possession as may reasonably be required by the Purchaser.

3.8	Reimbursement, etc

(a)	The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once for the same loss, damage, deficiency or breach and the Purchaser shall not be entitled to recover damage or otherwise receive payments (as aforesaid) in respect of a Claim under the Tax Covenant to the extent that damages or other payments (as aforesaid) in respect of the same loss have already been received by it pursuant to a Claim related to the same circumstances under the Warranties and vice versa.

(b)	The Purchaser shall reimburse the Vendors an amount equal to any sum paid by the Vendors under any of the Warranties or the Tax Covenant together with any costs paid by the Vendors to the extent that (after deduction of the costs of such recovery) it or any of the Group Companies subsequently recovers those amounts from any third party.

3.9	Third party claims

Other than any Claim by the Purchaser’s Solicitors or the Vendors’ Solicitors pursuant to Schedule 6, no Claim shall be actionable by any person other than the Purchaser (or its Permitted Assignee) and no other party shall be entitled to make any Claim or take any action whatsoever against the Vendor under or arising out of or in connection with this Agreement or the Tax Covenant.

3.10	Purchaser must give prompt notice of claims

A breach of the Warranties which is capable of remedy shall not entitle the Purchaser to compensation unless the Vendors’ Representative is given written notice of such breach within thirty days after the Purchaser or any Group Company becomes aware of it and such breach is not remedied within thirty days after the date on which such notice is served on the Vendors.

3.11	Purchaser Acknowledgement

(a)	The Purchaser acknowledges and agrees that the Warranties are the only warranties given by the Vendors in relation to the transactions contemplated by this Agreement. The Purchaser acknowledges that it has not relied in relation to the purchase of the Shares on information contained in the Information Memorandum.

(b)	The Purchaser further acknowledges and agrees that the only remedy available to it in respect of a breach of any provision of the Warranties shall be for damages for breach of contract based on the depletion or diminution in the value of the Shares (if any) arising from such breach. The Purchaser shall have no right to rescind this Agreement.

3.12	Purchaser Waiver of right of set-off

The Purchaser hereby waives and relinquishes any right of set-off or counterclaim, deduction or retention, which the Purchaser might otherwise have in respect of any Claim, out of any payments which the Purchaser or any Group Company may be obliged to make (or procure to be made) to the Vendors pursuant to this Agreement or otherwise save for any rights of set-off provided for in Schedule 6.

3.13	Specific Claims

The only Warranties which shall apply in relation to:

(a)	property matters shall be those set out in Part VIII of Schedule 2;

(b)	Environmental Matters shall be those set out in Part IX of Schedule 2;

(c)	intellectual property matters and Intellectual Property Rights shall be those set out in paragraph 9 of Part VI of Schedule 2;

(d)	information technology systems matters shall be those set out in paragraph 11 of Part VI of Schedule 2;

(e)	employment matters shall be those in Part XI of Schedule 2;

(f)	pensions matters shall be those set out in Part XII of Schedule 2; and

(g)	Tax shall be the Tax Warranties set out in Part XIII of Schedule 2.

3.14	Mitigation

(a)	For the avoidance of doubt it is hereby specifically agreed that nothing in the Agreement shall in any way restrict or limit the general obligation of the Purchaser and the Group to mitigate any loss or damage which it may suffer in consequence of any matter giving rise to a Claim (or capable of doing so) against the Vendors.

(b)	In assessing any damages or other amounts recoverable under the Warranties and/or the Tax Covenant, there shall be taken into account any benefit accruing to the Purchaser or the Company in consequence of the matter or circumstance giving rise to the claim pursuant to which the damages arose.

3.15	No Existing Claim

The Purchaser hereby represents to the Vendors, for itself and each other member of the Purchaser’s Group, (upon which representation the Vendors are relying in entering into this Agreement) that neither the Purchaser nor any member of the Purchaser’s Group have knowledge of any matter or thing as at the date of this Agreement which is known to be inconsistent with any of the Warranties or entitles the Purchaser to make a claim under the Tax Covenant and neither the Purchaser nor any member of the Purchaser’s Group nor any Group Companies nor any of their representatives or advisers are presently engaged in the preparation of any Claim.

3.16	Consequence of Claims

In the event of any Claim succeeding and any payment being made by the Vendors pursuant thereto:

(a)	the Consideration paid by the Purchaser hereunder shall be deemed to have been reduced by an amount equal to the amount paid by the Vendors as aforesaid, and such reduction shall be applied to the Shares sold by the Vendors (if any) in accordance with the amounts of such liability discharged by them;

(b)	the Purchaser shall, or shall procure that any Group Company (as the case may be), shall assign or procure the assignment to or to the order of the Vendors, of all rights of reimbursement, actions and indemnities that it may have against third parties in respect of the subject-matter of such Claim.

3.17	Purchaser Warranties

The Purchaser hereby warrants to each of the Vendors in accordance with the terms set out in Schedule 7.

3.18	Litigation Indemnity

The Vendors shall severally (on the basis provided for in Clause 3.3(d)) indemnify the Purchaser in full for and against any claims, costs, damages, expenses, losses or liabilities whatsoever and howsoever arising incurred or suffered by any member of the Purchaser’s Group or any Group Company including reasonable costs properly incurred by any member of the Purchaser’s Group or any Group Company, in connection with any Unknown Claims provided that the provisions of Clauses 3.3.(c) and 3.4(d) shall apply mutatis mutandis to the provisions of this Clause 3.18 as if the references therein to “Warranty Claim”, “Claim” or “Claims” refer to a claim pursuant to this Clause 3.18.

3.19	STI Statutory Books Indemnity

Sterile Technologies Group Limited is the sole legal and beneficial owner of the entire issued share capital of Sterile Technologies (Ireland) Limited free from Encumbrances and all such shares have been duly authorised and validly issued. In the event of any claim howsoever arising in relation to the issued share capital of Sterile Technologies (Ireland) Limited the Vendors shall severally (on the basis provided for in Clause 3.3(d)) indemnify the Purchaser in full for and against any claims, costs, damages, expenses, losses or liabilities whatsoever and howsoever arising, incurred or suffered by any member of the Purchaser’s Group or any Group Company (including reasonable legal costs) provided that the provisions of Clause 3.3.(c) shall apply mutatis mutandis to the provisions of this Clause 3.19 as if the references therein to “Warranty Claim” or “Claim” refer to a claim pursuant to this Clause 3.19.

SECTION 4.0 - FURTHER COVENANTS

4.1	Waiver of Pre-emption Rights

The Vendors hereby waive all pre-emption rights to which they may be entitled by virtue of the Articles of Association of the Company or otherwise and hereby authorise and require the Board to register in the name of the Purchaser or its designee, every transfer of Shares to the Purchaser or its designee pursuant to this Agreement.

4.2	Non-Competition

(a)	As a further consideration for the Purchaser entering into this Agreement each of the Vendors hereby covenants with the Purchaser as follows:

(i)	that he/it will not, for the Restricted Period carry on or assist in carrying on within the Territory any Competing Business;

(ii)	that he/it will not for the Restricted Period directly or indirectly solicit or entice away the services of any person employed by any Group Company as at the date hereof or as at Completion;

(iii)	that he/it will not for the Restricted Period contract or seek to contract with any supplier of goods or services to such Group Company so as to have the effect of adversely affecting the supply or terms of supply to such Group Company;

(iv)	that he/it will not, otherwise than in the course of his employment or office with any Group Company, during the Restricted Period make use of, reveal, publish or disclose to any third party any information which he now possesses or may possess prior to Completion of a secret or confidential nature relating exclusively to the business or affairs of any Group Company except to the extent such information has entered the public domain otherwise than by reason of his/its breach of this covenant or where disclosure is necessary to protect or pursue his or its legal rights.

(b)	The restrictions contained in Clause 4.2(a) shall not affect or prohibit, after Completion, any of the Vendors from:

(i)	owning for investment purposes, securities in any company not exceeding 5 per cent in nominal value of the securities of that class in such company; or

(ii)	performing his obligations under any agreement that he may have with any Group Company or with any member of the Purchaser’s Group.

(c)	The benefit of each of the covenants set out from sub-paragraphs 4.2(a)(i) to 4.2(a)(iv) (inclusive) shall be deemed to be separate and severable and enforceable by the Purchaser accordingly. In the event of any covenant contained in this Clause being held to be unreasonable by reason of the area, duration, type or scope of restriction contained therein, the said covenant shall be given effect to in its reduced form as may be decided by any court of competent jurisdiction.

4.3	Waiver by Vendors

Each of the Vendors hereby irrevocably waives all claims against any Group Company its agents, advisers, directors, members and employees (other than for salary properly accrued in the Completion Accounts, any bonuses due to the Executives and expenses properly incurred by them on behalf of such Group Company) which they (or any of them) may have outstanding prior to the date of this Agreement and without prejudice to the generality of the foregoing none of the information supplied by any Group Company or its professional advisers prior to the date of this Agreement to any of the Vendors or their agents, representatives or advisers in connection with the Warranties or the Tax Covenant or the contents of the Disclosure Letter or otherwise in relation to the business or affairs of such Group Company shall be deemed a representation, warranty or guarantee of its accuracy by such Group Company to the Vendors and the Vendors waive any claim against such Group Company which they might otherwise have in respect of it.

SECTION 5.0 - COMPLETION

5.1	Completion

Completion shall take place immediately after signature of this Agreement at the offices of the Vendors’ Solicitor at Fitzwilton House, Wilton Place, Dublin 2, or at such other time, place and date as the parties hereto may agree in writing. Upon Completion the matters referred to in the following Clauses of this Section shall take place.

5.2	Delivery

At Completion, the Vendors shall deliver to the Purchaser:

(a)	in respect of the Shares, share transfer forms duly executed and made in favour of the Purchaser or its designee together with the relevant share certificates (or in the case of any lost share certificate, an indemnity in lieu thereof in terms satisfactory to the Purchaser);

(b)	the minute book, share register, register of allotments and directors register, seal, share certificate book, certificate of incorporation;

(c)	a copy of the Memorandum and Articles of Association of the Company certified by the secretary or any Director of the Company to be a true and complete copy as at the date of Completion;

(d)	copies of all existing bank mandates of the Company together with bank statements/certificates in respect of all accounts and facilities of the Company showing the cash position of the Company as at close of business no more than three Business Days prior to Completion;

(e)	all credit cards in the name of or for the account of the Company in the possession of any officer or employee of the Company resigning as at Completion; and

(f)	documents of title to any real or other property of the Company which are in the possession or under the control of the Company and are not stored at one of the Properties which the Company will continue to occupy after Completion.

5.3	Board Meeting

(a)	The Vendors shall procure that a meeting of the board of directors of each Group Company is held at which:

(i)	the Non-Executive Directors (to the extent any of them hold office as a director of such company) retire with effect from termination of the meeting without any claim for compensation for loss of office or other claim against such company and furnish a letter under seal tendering such resignation and acknowledging that they have no such claim;

(ii)	such persons as the Purchaser may nominate are duly appointed as directors, secretary and auditors of such company, as shall be designated by the Purchaser;

(iii)	the banking mandates of such Company are changed in such manner as the Purchaser shall require.

(b)	The meeting of the Board shall in addition deal with the approval of the Purchaser and/or its designees for registration as members of the Company in respect of the Shares subject only to presentation to the secretary of the transfers thereof duly stamped.

5.4	Payment

Subject to due compliance with the provisions of the foregoing Clauses of this Section:-

(a)	the Purchaser shall make payment of the Completion Payment in accordance with the provisions of Section 2.0;

(b)	the Purchaser shall put the Company in funds to and procure that the Company shall pay the Executive Bonus Payments to each of the Executives in accordance with the Executive Bonus Agreements.

5.5	Stamping

(a)	The Purchaser shall, following Completion, promptly deliver to the Revenue Commissioners the share transfer forms referred to in Clause 5.2(a) for assessment of stamp duty and shall promptly pay the duty thus assessed.

(b)	The Vendors shall (subject to being fully indemnified and secured by the Purchaser) after Completion, but prior to registration of the duly stamped share transfer forms relating to the Shares in the register of members of the Company, co-operate in any manner reasonably required by the Purchaser for the convening, holding at short notice and conduct of general meetings of the Company, shall execute promptly all proxy forms, appointments of a representative, documents of consent to short notice and resolutions and ancillary documents that the Purchaser may reasonably require and generally shall act in all respects as the nominee and at the direction of the Purchaser in respect of the Shares and all rights and interests attaching thereto provided that the Vendors shall not be required to take any actions pursuant to this Clause 5.5(b) in relation to Section 60, Companies Act, 1963.

SECTION 6.0 - GENERAL PROVISIONS

6.1	Announcements

The Vendors’ Representative and the Purchaser shall consult together as to the terms of, timetable for and manner of publication of, any announcement to shareholders, employees, customers, suppliers or to a stock exchange or other authorities or to the media or otherwise which either may desire or be obliged to make regarding the subject matter of this Agreement. Save as may be agreed in writing between the parties or as may be required by law or by the requirements of any stock exchange or other regulatory body in relation the transactions contemplated in this Agreement, neither the Vendors nor the Purchaser nor their respective representatives shall make or authorise any announcement concerning the subject matter of this Agreement.

6.2	Assignment

(a)	Prohibition

(i)	Save as set out in the other provisions of this Clause, the rights of the parties shall be deemed to be personal rights and shall not be assignable. No attempted assignment shall relieve the assignor of any of his/its obligations without the written consent of the other parties hereto.

(ii)	The Purchaser shall be entitled to assign its rights under this Agreement to any company that is as of the date hereof a member of the Purchaser’s Group (each a “Permitted Assignee”) provided that the Purchaser shall procure that any such company to whom it assigns any of its rights under this Agreement shall assign such rights back to the Purchaser immediately prior to its ceasing to be a member of the Purchaser’s Group. Any assignment made pursuant to this Clause 6.2(a)(ii) shall be subject to the following terms:

A.	no such assignment shall relieve the Purchaser of any of its obligations under this Agreement; and

B.	any such assignment is made on terms that the Permitted Assignee acknowledges that the Vendors/the Vendors’ Representative may continue to deal exclusively with the Purchaser in respect of all matters relating to this Agreement at all times unless and until the Permitted Assignee notifies the Vendors’ Representative in writing that it is exercising its rights as a Permitted Assignee.

(iii)	The Vendors agree that the benefit of any provision of this Agreement, and the Tax Covenant may be enforced by any bank or financial institution who has taken any security for the purposes of financing the acquisition by the Purchaser of the Shares pursuant to this Agreement provided that:

I.	the identity of such bank or financial institution has previously been notified to and is reasonably acceptable to the Vendors’ Representative;

II.	the liability of the Vendors to such bank or financial institution shall in any event be no greater than the liability of the Vendors to the Purchaser under the terms of this Agreement had such security not been granted;

III.	any such security shall not affect or diminish the rights of the Vendors or the obligations of the Purchaser under this Agreement; and

IV.	nothing herein shall entitle any liquidator or receiver or examiner (or other person appointed to enforce such security) to enter into any other assignment or transfer of any of the rights assigned hereunder to the aforesaid bank or financial institution.

(b)	Third Party

Other than as expressly set out herein, no provision of this Agreement is intended for the benefit of any third party.

6.3	Binding of Successors

The provisions of this Agreement shall enure to the benefit of and be binding upon the respective successors and personal representations of the parties.

6.4	Business Days

If any action or duty to be taken or performed under any of the provisions hereof would, apart from the provisions of this Clause, fall to be taken or performed on a day which is not a Business Day such action or duty shall be taken or performed on the Business Day next following such date.

6.5	Confidentiality

(a)	Each party will take all proper steps to keep confidential all confidential information of or relating to the other which is disclosed to or obtained by it pursuant to or as a result of this Agreement, and will not divulge the same to any third party (save where necessary to protect/pursue his/its own legal rights) except to the extent that any such information becomes public through no fault of that party. Notwithstanding the termination or expiry of this Agreement for whatever reason, the obligations and restrictions in this Clause shall be valid for a period of two years from the date of Completion.

(b)	For the purposes of this Clause 6.5, the term “confidential information” shall mean all information disclosed by one party to another in material form (including without limitation in a written document or in electronic format) provided that each such item of information would appear to a reasonable person to be confidential or either contains or bears thereon (in either case in a prominent position), or is accompanied by, a written statement that the same is confidential or proprietary.

6.6	Costs and Expenses

All expenses incurred by or on behalf of each of the parties hereto, including all fees of agents, representatives, lawyers, accountants, environmental consultants and actuaries employed by any of them in connection with the negotiation, preparation or execution of this Agreement, shall be borne solely by the party who incurred the liability and the Group shall have no liability in respect of any such costs.

6.7	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts each of which when executed and delivered shall constitute an original, all such counterparts together constituting one and the same instrument. The expression “counterpart” shall include any executed copy of this Agreement transmitted by facsimile.

6.8	Entire Agreement

This Agreement contains the entire agreement between the parties hereto relating to the transactions provided for in this Agreement and supersedes all previous representations, arrangements, undertakings and agreements (if any) between such parties in respect of such matters. Each of the parties to this Agreement acknowledges that in agreeing to enter into this Agreement it has not relied on any representation, warranty, undertaking, covenant or understanding other than the Warranties.

6.9	Further Assurance

At the request and expense of the Purchaser, the Vendors shall execute and do all such documents, acts and things as may reasonably be required subsequent to Completion by the Purchaser for assuring to or vesting in the Purchaser (including its nominee or nominees) the legal and beneficial ownership of the Shares.

6.10	Modification

No modification of any provision of this Agreement shall be binding unless the same shall be evidenced in writing duly executed by or on behalf of each of the parties hereto.

6.11	Notices

By Hand, Post or Fax

(a)	Any notice or other communication required or permitted to be given or made under this Agreement shall be in writing and addressed or sent as follows:

(i)	if to the Purchaser, if by letter, to its address set out on page 5 of this Agreement marked STRICTLY PERSONAL, PRIVATE & CONFIDENTIAL, FOR THE ATTENTION OF the Chief Executive Officer or if by fax to fax number 001 847 367 9462 copied to DLA Piper Rudnick Gray Cary UK LLP of Princes Exchange, Princes Square, Leeds, LS1 4BY, England marked for the attention of Tom Heylen and Wendy Harrison;

(ii)	if to any of the Vendors, if by letter, to his/its address set out in Schedule 1 Part I marked STRICTLY PERSONAL, PRIVATE AND CONFIDENTIAL - FOR THE ATTENTION OF the relevant Vendor ONLY or, if by fax to fax number (if any) specified in Schedule 1, Part I with copy to the Vendors’ Representative or if by fax to fax number +353-1-6395333 copied to William Fry Solicitors, Fitzwilton House, Fitzwilton Place, Dublin 2, Ireland marked for the attention of Myra Garrett; and

(iii)	if to the Vendors’ Representative, if by letter, to the Vendors’ Representative’s address as set out in Clause 1.1(ttt) marked STRICTLY PERSONAL, PRIVATE AND CONFIDENTIAL – for his attention only or if by fax to fax number +353-1-668 3578 or if by fax to fax number +353-1-6395333 copied to William Fry Solicitors, Fitzwilton House, Fitzwilton Place, Dublin 2, Ireland marked for the attention of Myra Garrett;

or to such other postal address or fax number as any such party hereto may from time to time notify to the other parties hereto in writing in accordance with the provisions hereof.

(b)	Any notice or other communication required or permitted to be given or made under this Agreement shall be validly given or made if delivered personally or, if despatched by pre-paid registered, first-class or airmail letter post addressed as aforesaid, or if sent by fax to such fax number (if any) as may be specified as aforesaid and shall be deemed to be given or made:

(i)	if delivered by hand - at the time of delivery;

(ii)	if sent by post – twenty four hours (or one hundred and sixty eight hours if posted in a different postal jurisdiction to that of the addressee) after the same shall have been posted; and;

(iii)	if sent by fax - at the time of termination of the fax transmission (subject to notification of a fax transmission report showing time of transmission and the destination number).

For the avoidance of doubt no notice on other communication required or permitted to be given or made under this Agreement shall be given or made by e-mail. Any notice or other communication sent by post shall be sent by prepaid registered post (if posted in Ireland), prepaid first class recorded delivery (if within the United Kingdom) or by prepaid airmail (if elsewhere).

(c)	In proving service of a notice, it shall be sufficient to prove that the envelope containing such communication was properly addressed, stamped and posted by either prepaid registered post (if posted in Ireland), prepaid first class recorded delivery (if posted in the UK) or prepaid airmail (if posted elsewhere) or that the fax was property addressed and transmitted, as the case may be.

(d)	Notices given by fax shall be confirmed by hand or post as provided above within 48 hours of despatch.

(e)	If there is a generally prevailing labour dispute or other situation which will delay or impede the giving of notice by any such means, in either the country of origin or of destination, the notice shall be given by such method, whether or not previously specified in this clause, which will be most reliable and expeditious and least affected by such dispute or situation.

(f)	A notice given by more than one party may be in one or more copies each signed by one or more of them.

6.12 Obligations Joint and Several

Each of the obligations of the Vendors hereunder shall be a several, and not a joint, obligation and to the extent that any such obligation involves the incurrence of a liability or expense, none of the Vendors shall be liable for more than its Pro-Rata Proportion of such liability or expense.

6.13 Partnership

This Agreement shall not operate so as to create a partnership or joint venture of any kind between the parties hereto or constitute (either) party as the agent to the other.

6.14 Survival of Obligations

The expiration or determination of this Agreement howsoever arising shall not affect such of the provisions hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any right of action already accrued to either party in respect of any breach of this Agreement by the other party.

6.15 Waiver

A waiver by any party or parties of any breach of any of the terms, provisions or covenants of this Agreement or the acquiescence of any party or parties in any act (whether of commission or omission) which but for such acquiescence would be a breach as aforesaid, shall not constitute a general waiver of such term, provision or covenant or of any subsequent act contrary thereto. Any liability to any party hereto under the provisions of this Agreement may be released, compounded or compromised by such party in its absolute discretion as regards any party or parties under such liability without in any way prejudicing its rights against any other party or parties under the same or a like liability, whether joint and several or otherwise.

IN WITNESS whereof this Agreement has been entered into the day and year first herein written.

SCHEDULE 1

The Vendors

PART I

Column 1	2	3	4	5
Shareholder Name/Address & Fax No.	No. of Ordinary Shares of €1.27	% of Ord Shares	No. of A Pref Shares of €1	No. of B Pref Shares of €1
Yeoman International Holdings S.A. 6 Rue Adolph Fischer Luxembourg Fax: +352 402 50566	90,000	41.4	0	0

Yeoman Investments S.A. 6 Rue Adolph Fischer Luxembourg Fax: +352 402 50566	0	0	3,549,659	2,823,548

The Rogers Group Waste Limited 10/12 Hanover Quay Dublin 2 Ireland	89,500	41.17	2,800,000	0

Desmond Rogers Eastham House Eastham Road Bettystown Co. Meath Ireland	500	0.23	749,659	0

Niall Wall 50 Lambourne Wood Brennanstown Dublin 18 Ireland Fax: + 353 1 4565295	20,000	9.2	0	0

William Blyde 367 Singlewell Road Gravesend Kent, DA11 7RZ England Fax: +44 1474 3600001	17,392	8	0	0

Total	217,392	100	7,099,318	2,823,548

PART II

Pro Rata Proportion

	Name	Pro-Rata Proportion
1.	Yeoman International Holdings SA and Yeoman Investments SA	the percentage that is calculated in accordance with the following formula:

2.	The Rogers Group Waste Limited and Desmond Rogers	the percentage that is calculated in accordance with the following formula:

3.	Niall Wall	the percentage that is calculated in accordance with the following formula:

4.	William Blyde	the percentage that is calculated in accordance with the following formula:

In each of the above formulae “C” = an amount equal to the Consideration as finally adjusted and determined pursuant to Clauses 2.3 and 2.4 of this Agreement.

SCHEDULE 2

Warranties

PART I

General Warranties

1.	Construction

Each of the Clauses contained in this Schedule shall be construed independently of the other Clauses in this Schedule and shall not be limited in any respect by the inclusion of other Clauses dealing with the same or similar subject matter or dealing more specifically with the subject matter of such Clause.

2.	Knowledge of Vendor

Any Warranty set out in this Schedule which refers to the knowledge, information, belief or awareness of the Vendors or any of them (or any of such terms or any combination thereof) shall be deemed to refer to matters within the actual knowledge of the Vendors after making reasonable enquiries of Neville Graver being a Group executive with regard to the subject matter of such warranties and the Vendors shall be deemed to have given the relevant warranty on that basis.

PART II

General/Commercial

1.	The Group and the Shares

(a)	Authorisations, filings and consents

(i)	Each of the Vendors has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, authorisations or waivers (“Approvals”) required to empower it to enter into and perform its obligations under this Agreement or Tax Covenant where failure to obtain such Approval would materially and adversely affect its ability to enter into or perform its obligations thereunder in accordance with their terms.

(ii)	Entry into and performance by each of the Vendors of this Agreement and/or Tax Covenant will not breach the provisions of its constitutional documents in its jurisdiction of incorporation where such breach would materially and adversely affect its ability to enter into or perform its obligations thereunder in accordance with their terms.

(iii)	Neither entry into this Agreement nor entry into, and implementation of, the sale of the shares pursuant to this Agreement will:

A.	result in a breach of any applicable laws or regulations in its relevant jurisdiction of incorporation; or

B.	amount to a breach of any order, decree or judgment of any court or any governmental or regulatory authority in its jurisdiction of incorporation by any of the Vendors where, in each case, such breach would materially and adversely affect its ability to enter into or perform its obligations under this Agreement and/or any the Tax Covenant.

(b)	The Shares and the Group Companies

(i)	Each of the Group Companies is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation. Each of the Group Companies has full power under its memorandum or articles of association, certificate of incorporation or equivalent constitutional documents in its jurisdiction of incorporation to conduct its business as conducted at the date of this Agreement.

(ii)	All the Shares are fully paid and constitute the whole of the issued and allotted share capital of the Company.

(iii)	No Group Company has entered into any agreement or arrangement pursuant to which any person has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital in any Group Company.

(iv)	Each of the Vendors is entitled to transfer or procure the transfer free from Encumbrance of the entire legal and beneficial ownership of Shares set against its/his name in Part 1 of Schedule 1 on the terms set out in this Agreement.

(v)	The information in respect of the Company set out in Part 1 of Schedule 4 is accurate in all material respects.

(c)	Subsidiaries

(i)	No shares in any Subsidiary are held by a person other than a Group Company. There are no Encumbrances affecting the shares of any Subsidiary.

(ii)	All such shares in the Subsidiaries are fully paid or properly credited as fully paid under the applicable legislation in the jurisdiction of incorporation of the relevant Subsidiary.

(iii)	The Company has no subsidiaries other than the Subsidiaries.

(d)	Other interests

No Group Company owns or has any interest of any nature whatsoever in any shares, debentures or other securities issued by any undertaking (other than another Group Company) or any partnership.

PART III

Accounts

2.	Accounts

(a)	The Accounts have been prepared in accordance with Irish GAAP.

(b)	The Accounts give a true and fair view of the assets, liabilities and the state of affairs of the Group as at the Accounts Date. The Accounts show a true and fair view of the profits and losses of the Group for the financial year ended on the Accounts Date.

(c)	The Accounts either make such provisions for or disclose bad and doubtful debts and all liabilities (whether actual, contingent or otherwise) and all material financial commitments in existence at the Accounts Date as are required by Irish GAAP and the Company’s accounting policies. So far as the Vendors are aware, none of the debts owing to the Company at the date immediately prior to the date of this Agreement and which are not fully written off or provided for in the Accounts or in the Management Accounts will prove to be irrecoverable in whole or in part.

(d)	The results shown in the Accounts have not (save as disclosed in those Accounts or the Management Accounts) been materially affected by extraordinary or exceptional items.

(e)	The rates of depreciation and amortisation adopted in the Accounts were sufficient to ensure (on the basis of proper maintenance of the assets during their useful life) that each of the fixed assets of the Company would be written down to nil by the end of its useful life.

(f)	All accounting books and records of the Company are in its possession or under its control, are in all material respects accurately completed in accordance with all applicable requirements and are up-to-date.

(g)	The Management Accounts have been carefully and diligently prepared and having regard to the purpose for which the Management Accounts were prepared, are not misleading in any material respect.

         (h)

(i)	The Management Accounts give a true and fair view of the assets, liabilities and the state of affairs of the Group as at the Management Accounts Date; and

(ii)	The Management Accounts show a true and fair view of the profits and losses of the Group for the twelve month period ended on the Management Accounts Date.

3.	Business Since the Accounts Date

Since the Accounts Date:

(a)	the business of the Group has been carried on in the ordinary course;

(b)	no material adverse change in the financial position of the Group (taken as a whole) has occurred;

(c)	except in the ordinary course of business and in accordance with arrangements which have been disclosed to the Purchaser in the Data Room, the Company has not borrowed or raised any money;

(d)	the Group has not disposed of any assets otherwise than in the ordinary course of carrying on its business;

(e)	the Business has not been materially adversely affected by the loss of any material customer;

(f)	no Group Company has made any borrowings or repaid or become liable to repay any loan or indebtedness in advance of its stated maturity;

(g)	no share or loan capital has been issued or redeemed or agreed to be issued or redeemed by any Group Company; and

(h)	there has been no diminution in the value of its net assets as disclosed in the Accounts.

PART IV

Finance

4.	Bank and Other Borrowings

(a)	Details of Group’s bank overdraft and loan facilities were disclosed to the Purchaser in the Data Room.

(b)	The amounts borrowed by each Group Company (as determined in accordance with the provisions of the relevant instrument) do not exceed any limitation on borrowings contained in it Articles of Association or in any debenture or other deed or document.

5.	Borrowed Monies

So far as the Vendors are aware, no Group Company has received any written notice in the six months prior to the date of this Agreement to repay under any agreement relating to any debt which is repayable on demand or that it is in material default under the terms of any borrowing made by it.

6.	Grants, etc

No Group Company has received, or entered into any agreement for the payment to it of, any grant, subsidy, or similar contribution or payment from any governmental, quasi-governmental, regional, municipal or similar development authority or body.

6A.	PwC Financial Due Diligence Report

The PwC financial due diligence report of even date herewith and addressed to the Purchaser contains, insofar as the Vendors are aware, no material inaccuracies.

PART V

Assets

7.	Ownership of Assets, etc

Each Group Company owns or is entitled to use and enjoy all the rights and assets necessary for the conduct of its business substantially as carried on immediately prior to this Agreement.

8.	Insurance

There has been disclosed to the Purchaser in the Data Room details of the insurances maintained by or on behalf of each Group Company. There is no material claim outstanding under such policies of insurance.

PART VI

Intellectual Property and IT Systems

9.	Intellectual Property Rights

(a)	There has been disclosed to the Purchaser in the Data Room details of the Intellectual Property Rights of which a Group Company is the registered owner (“Owned IP”).

(b)	None of the Group Companies has, in the twelve months prior to the date of this Agreement, received a written notice from a third party alleging that the operations of the Group infringe the Intellectual Property Rights of a third party or which otherwise disputes the right of a Group Company to use any Intellectual Property Rights that are necessary to enable it to carry on the business carried on by it as of the date hereof where, if the allegation was to succeed, would have a material and adverse effect on the business of the Group.

(c)	None of the Group Companies has, in the twelve months prior to the date of this Agreement, issued a written notice to a third party alleging that a third party is infringing Owned IP or which otherwise disputes the right of a third party to use the Intellectual Property Rights owned or used by the third party and which is likely to have a material and adverse effect on the business of the Group.

10.	Data Protection

(a)	None of the Group Companies has, in the twelve months prior to the date of this Agreement, received a written notice from a competent authority alleging that the Group has not complied with applicable Data Protection Laws.

(b)	None of the Group Companies has, in the twelve months prior to the date of this Agreement, received a written notice from any individual claiming compensation from the Group for breaches of applicable Data Protections Laws.

11.	Information Technology Systems

The Internal IT Systems are either owned by, or licensed or leased to, the Group Companies. None of the Group Companies has, in the twelve months prior to the date of this Agreement, received a written notice from a third party alleging that a Group Company is in default under licences or leases relating to the Internal IT Systems.

PART VII

Contracts

12.	Contracts

(a)	No Group Company has received written notice in the twelve months prior to the date of this Agreement that it is in material breach of or default under any agreement to which it is a party; for this purpose only, “material” means a breach in default which will have a cost to the Group of €100,000 or more.

(b)	Except as set out in the Disclosure Letter, there is not outstanding in connection with the business of any Group Company:

(i)	any agreement or arrangement between any Group Company and any Top Customer under which the Top Customer will acquire a right of termination or the right to renegotiate the contract price payable by such Top Customer under such agreement or arrangement as a result of the performance of this Agreement. “Top Customer” means the 14 customers set out in the Disclosure Letter, in the list in the agreed terms, other than members of the Group but including trusts that have formed consortia of hospitals, who have paid the greatest amounts in aggregate to the Group during 2005 pursuant to their customer contracts with the Group and which represent at least 50% of Group turnover generated in 2005;

(ii)	any agreement or arrangement entered into by any Group Company otherwise than by way of bargain at arm’s length;

(iii)	any sale or purchase option or similar agreement, arrangement or obligation providing for the disposal of the assets (having a value of at least €100,000) of any Group Company;

(iv)	any agreement or contract containing any unusually onerous terms to be observed or performed by any Group Company and which the Company cannot comply with on time or without undue or unusual expenditure of money or effort.

(c)	So far as the Vendors are aware and save as disclosed in the Disclosure Letter, no Group Company has received any communication from a Top Customer stating that such customer will refuse to continue to deal or will only deal on materially different terms to the existing terms with such Group Company as a result of the change of control of the Company consequential upon Completion.

PART VIII

Properties

13.	Details of Properties

(a)	The Properties set out in Part I of Schedule 3 comprise all the land and buildings owned and/or occupied or otherwise used by any Group Company.

(b)	The particulars of title and occupation of the Properties set out in Part II of Schedule 3 are true and correct.

14.	Title

A Group Company is the legal and beneficial owner to each of the Properties and is in sole and undisputed occupation thereof and all original deeds and documents necessary to prove such title are in possession or under the control of a Group Company.

15.	Encumbrances

Each of the Properties is free from any mortgage, debenture, charge, rent charge or other encumbrance securing the repayment of monies.

16.	Leasehold Properties

(a)	All leases (which expression includes underleases and tenancy agreements) under which any Group Company holds any of the Properties are valid and in full force and effect. Complete and accurate copies of such leases (other than the lease of the property at Picton Board Premises, Aneurin Bevan Avenue, Brymenyn Industrial Estate, Bridgend in respect of which a memorandum of the main terms is contained in the Data Room) are set out in the Data Room.

(b)	No Group Company has given or received a written notice of default under any leases of the Properties and an outstanding unobserved or unperformed obligation comply with any notice or other requirement given by any landlord under any lease of the Properties.

17.	Other Properties

No Group Company has entered into any agreement to acquire or dispose of any of the Properties.

18.	Planning

No Group Company has received any notice, certificate or order under any of the Planning Acts in respect of any of the Properties since it acquired them which materially adversely restricts its use of such property.

PART IX

Environment

19.	Environmental Obligations and Pollution Control

(a)	There are no material claims or proceedings pending against any Group Company with respect to any breach of Environmental Laws.

(b)	No Group Company has received any written notice or communication in the twelve months prior to the date of this Agreement alleging or specifying any material breach of any Environmental Laws.

(c)	All material Environmental Consents have been obtained by the relevant Group Company and, so far as the Vendors are aware, such Environmental Consents are being complied with by the relevant Group Company in all material respects.

For the purposes of this part, “material” shall mean material in the context of the Group taken as a whole.

PART X

Litigation, Compliance and Related Matters

20.	No Litigation – Compliance

(a)	No Group Company is engaged in nor, so far as the Vendors are aware, threatened in writing with any action, litigation, proceedings, arbitration or prosecution affecting or which could have a material affect on any Group Company.

(b)	So far as the Vendors are aware no Group Company has done or omitted to do any act or thing which is in material breach of any law, statute, regulation which is applicable to it.

(c)	Each Group Company has all material permits, licenses and authorities required for carrying on of its business in the manner carried on at the date of this Agreement and is not in breach of any condition of any such permit, licence or authority where such breach would be likely to have a material adverse effect on its business.

(d)	The warranty at paragraph 20(a) above shall not apply to any proceedings for collection by any Group Company of debts arising in the ordinary course of business.

21.	Investigations

No Group Company has received written notice in the twelve months prior to the date of this Agreement of any investigation (pending or in progress) by, or on behalf of the office of the Director of Corporate Enforcement in Ireland or any other equivalent governmental body in another jurisdiction in respect of the affairs of any Group Company.

22.	Insolvency

(a)	No Group Company has received any written notice that an order has been made, petition presented, resolution passed or meeting announced for the winding up of any Group Company or for the appointment of any provisional liquidator thereto (or equivalent in any other jurisdiction).

(b)	No distress, execution or other process has been levied on any of the assets of any Group Company, nor has any Group Company made a voluntary arrangement with any of its creditors.

(c)	No Group Company has received any written notice concerning, or has taken any action to commence the appointment of a receiver, administrative receiver or examiner or any analogous appointment in other relevant jurisdiction has been exercised or has arisen in respect of the business or any of the assets of any Group Company.

PART XI

Employees - General

23.	Particulars

Materially complete particulars of all of the Group’s employees as at 31 December 2005, their dates of commencement of employment and their terms and conditions of employment (including their remuneration and other benefits, privileges and concessions provided or which any Group Company is bound or has committed to provide) have been disclosed to the Purchaser in the Data Room.

24.	Service Agreements

There are not in existence any service agreements or other contracts of engagement with directors or employees of any Group Company which cannot be terminated by six months notice or less or without giving rise to any claim for damages or compensation (other than for the statutory redundancy payment or compensation for unfair or wrongful dismissal).

25.	Breach of Contract, etc

No liability has been incurred by any Group Company for breach of any contract of service or for statutory redundancy payment and no gratuitous payment has been made or promised by any Group Company in connection with the termination or proposed termination of the employment of any present or former director or employee in receipt of a salary at a basic rate in excess of €50,000 per annum (“Senior Employee”).

26.	Trade Unions and Trade Disputes

Other than as disclosed in the Data Room:

(a)	There are no recognition or other agreements or other arrangements (whether or not legally binding) between any Group Company and any trade union or other body representing employees, nor has any Group Company done anything which might be construed as recognising any such union or body.

(b)	In the twelve months prior to the date of this Agreement there have been no material disputes between any Group Company and any trade union or other body representing employees of the Group or any industrial action materially affecting any Group Company.

(c)	No Group Company is involved in any industrial or trade dispute or any dispute with any trade union or organisation or body of employees or any industrial action of employees of the Group materially affecting any Group Company.

27.	Employee Incentive Schemes

No Group Company has in existence nor is any Group Company proposing to introduce any share incentive, share option or profit sharing scheme or arrangement for all or any part of its directors or employees.

28.	No Terminations

At the date of this Agreement, no Senior Employee has given or has been given notice in writing terminating his employment with any Group Company.

29.	No Contractual Obligations

Save as disclosed in the Data Room there is no term of employment for any Senior Employee which provides that the sale of a Group Company entitles the Senior Employee to treat the sale of the Group Company as a breach of contract or entitles him to any payment or benefit on such sale.

PART XII

Employees – Pensions/Benefits

30.	Pensions

(a)	There is contained in the Data Room:

(i)	a copy of the trust deed and rules governing the Irish Pension Scheme;

(ii)	copies of all benefit announcements and correspondence (if any) under which members of the Pension Schemes are granted special benefits not documented in the trust deed and rules or other documents governing the Pension Schemes; and

(iii)	a list as at 31 December 2005 of current Group employees who are active members of the Pension Schemes.

(b)	The Irish Pension Scheme is a defined contribution scheme as defined in the Pensions Acts and the Group Personal Pension Plan operate on a money purchase/defined contribution basis.

(c)	Except for the Pension Schemes and relevant state pension schemes, there is not in operation, and no proposal has been announced to enter into or establish, any agreement, arrangement, undertaking, custom or practice (whether legally enforceable or not) for the payment of, or payment of a contribution towards, any pensions, allowances, gratuitous payments, lump sums or other similar benefits on retirement, death or disablement for the benefit of any employee of any Group Company or for the benefit of any spouse, child or dependant of any such employee.

(d)	The Irish Pension Scheme has been registered pursuant to the provisions of the Pensions Acts.

(e)	The Irish Pension Scheme is an exempt approved scheme within the meaning of and for the purposes of Section 774 of the TCA and the Group Personal Pension Plan are exempt approved schemes within the meaning of Chapter IV of Part XIV of the UK Income and Corporation Taxes Act 1988 as amended by Schedule 13 to the Finance Act 2000.

(f)	Contributions to the Pension Schemes are not paid in arrears and all contributions to the Pension Schemes and other amounts which have fallen due for payment have been paid.

(g)	No Group Company participating as an employer in the Pension Schemes nor the trustees or administrators of the Pension Schemes are involved or engaged in any litigation or arbitration proceedings or other claims (other than routine claims for benefits), complaints or disputes of which the Vendors are aware in respect of any act, event, omission or other matter arising out of or in connection with the Pension Schemes or the provision of pension, death or disability benefits.

PART XIII

Tax Warranties

31.	Returns

Each Group Company has filed on a timely basis with the appropriate Taxing Authorities all tax returns, statements, forms and reports for Tax, if any, (including, all elections, declarations, returns, disclosures, schedules, estimates and informational returns) that are required to be filed by, or with respect to, such Group Company on or before Completion. All such filings were prepared in the manner required by law, are true correct and complete in all material respects, and accurately reflect the facts regarding the income, business, assets, operations, activities, status and other matters of such Group Company. No such filings are currently being disputed by any Tax Authority.

32.	Tax

Each Group Company has paid all Tax, if any, that has become due and payable in respect of all taxation years or other taxable periods (or portions thereof) that end before Completion except such Tax as is being contested in good faith and in respect of which adequate reserves have been provided in the Accounts.

33.	Withholding

All Tax which any Group Company is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, contractor, creditor, member, shareholder or other third party has been duly withheld or collected, and has been timely paid over to the proper authorities to the extent due and payable.

34.	Audit

No Group Company has been the subject of an audit or examination in relation to Tax by any Tax Authority since the Accounts Date.

35.	Disputes

No Group Company is presently appealing or contesting any Tax liability before any Tax Authority.

36.	Registration

Each Group Company is registered for Tax purposes in each jurisdiction where it is required by law to be so registered. No written claim has ever been made by any Tax Authority in a jurisdiction where the Group Company does not file tax returns that the Company is or may be subject to taxation in that jurisdiction.

37.	Liens

So far as the Vendors are aware, there are no liens with respect to Tax upon any of the properties or assets, real or personal, tangible or intangible of any Group Company (other than liens for Tax not yet due), or upon any of the Shares.

38.	Residence

So far as the Vendors are aware, each Group Company is and has at all times in the last six years been resident in its country of incorporation for tax purposes and is not and has not at any time in that period been treated as resident in any other jurisdiction for any tax purpose (including any double taxation arrangement).

39.	No chargeable profit or gain would arise in respect of any asset of each Group Company is treated as such in the Accounts if that asset were to be disposed of for consideration equal to the value attributed thereto in the Accounts, or acquired after the Accounts Date if that asset were to be disposed for consideration equal to the consideration given for its acquisition, or in each case disregarding any statutory right to claim any allowance or relief other than amounts deductible under section 38 of the Taxation of Chargeable Gains Act 1992.

40.	If all the assets in respect of which allowances have been claimed under parts 2 of the Capital allowance Act 2001 or Part II of the Capital Allowance Act 1990 (Plant and Machinery Allowances) and part 3 of the Capital Allowance Act 2001 or Part I of the Capital Allowance Act 1990 (Industrial Buildings Allowances) and owned by each Group Company at the Accounts Date were to be sold by the Group Company for an amount equal to the value attributed to such assets in the Accounts then (ignoring any reliefs or allowances available to such Group Company) no balancing charge would be made on such Group Company.

41.	Neither the assets nor the shares of the Company are or may be subject to any charge by virtue of section 237 of the Inheritance Tax Act 1984 and no person has or may have the power under section 212 of the Inheritance Tax Act 1984 to raise any capital transfer tax or inheritance tax by sale or mortgage of, or a terminable charge on, any of the Company’s assets or shares.

42.	No interest or other amount treated as a debit by the Company (including imputed interest under section 770A of and Schedule 28AA to the Income and Corporation Income and Corporation Taxes Act 1988) in relation to any loan relationship remains unpaid and each such debit can be deducted in computing the taxable profits of the Company.

43.	Each Group Company had fully complied with its obligations to pay stamp duty in the United Kingdom or elsewhere and all documents the Stamp Duty on which any Group Company is liable have been properly stamped or marked, as appropriate, and no such document which is outside the United Kingdom would attract stamp duty if it were to be brought into the United Kingdom.

44.	Each Group Company has never had a share incentive scheme in place and none of the employees transferring with the Group Company have been granted share options.

45.	Each Group Company has not entered into any transaction for which was or will be otherwise than on an arm’s length basis, nor has it agreed to do so in circumstances that the relevant Taxation Authority could adjust that Group Company’s income or capital gains for tax purposes and each Group Company has kept full and accurate documentation recording the methodology used to determine such consideration.

46.	Each Group Company is a close company as defined in section 414 of the Income and Corporation Taxes Act 1988 but has never been a close investment holding company as defined in section 13A of the Income and Corporation Taxes Act 1988 or had any interest in possession in settled property.

47.	No loan or advance has been made or waived or debt incurred or assigned whether by or to any Group Company or any other person as a result of which section 419 of the Income and Corporation Taxes Act 1988 has applied, applies or may apply to the Company and there is no agreement or arrangement for such loan advance or debt to be made, waived, incurred or assigned and no such loan advance or debt will be outstanding at Completion.

48.	Each Group Company has never made a distribution or transfer of value or disposition to which sections 418 of the Income and Corporation Taxes Act 1988 and 94 of the Inheritance Tax Act 1984 applied, applies or may apply and there has been no alteration of the share or loan capital of such Group Company as a result of which section 98 of the Inheritance Tax Act applied, applies or may apply.

49.	The Company, Sterile Technologies (Ireland) Limited and Sterile Technologies Inc. (N.I.) Limited are Irish Tax resident and have been Irish Tax resident since incorporation or acquisition.

PART XIV

Environmental Due Diligence Report

50.	Treatment Machinery

As far as the Vendors are aware, all healthcare waste treatment machinery which is currently operating on the Sites is operating in the ordinary and normal manner of such machinery having regard to the age of such machinery and usual wear and tear in the ordinary course.

51.	The Environmental Due Diligence Report

The Environmental Due Diligence Report as prepared by MJ Carter Associates Limited dated 21 December 2005 and addressed to the Purchaser contains, insofar as the Vendors are aware, no material inaccuracies.

SCHEDULE 3

Properties of the Group

PART I

Property Addresses

Irish Properties

1.	Unit 430 Western Industrial Estate, Naas Road, Dublin 12.

2.	Unit 420 Western Industrial Estate, Naas Road, Dublin 12.

3.	Unit 1A Renmore Business Complex, Kilcoole Industrial Estate, Kilcoole, County Wicklow.

Northern Ireland Properties

4.	Antrim Area Hospital Services Yard, 45 Bush Road, Antrim.

Scottish Properties

5.	4 South Wardpark Court, Cumbernauld, Dumbarton.

6.	5 Elliott Industrial Estate, Arbroath.

7.	Waste Transfer Station, Aberdeen Royal Infirmary, Aberdeen.

UK Properties

8.	Suites 1,2 and 3 Lindfield House, Stuart Road, Gravesend, Kent DA11 0BZ

9.	Units 9A and 9B Longport Enterprise Centre, Scott Ligett Road, Longport, Stoke on Trent, Staffordshire.

10.	Part Ground Floor, Waterside House, Smiths Road, Bolton.

11.	Incinerator at Hope Hospital, Park Place, Salford

12.	1.13 acres of land at the junction of St Andrew’s Road and Holesmouth Gate, Avonmouth

13.	Land at Hillingdon Hospital, Middlesex

14.	Incinerator at Alexander Hospital, Redditch

15.	Land and buildings at Station Road, Four Ashes

16.	Marlborough Road, Wrexham Industrial Estate, Wrexham

17.	Picton Boat Premises, Aneurin Bevan Avenue, Brymenyn Industrial Estate, Bridgend

18.	Unit BT 96/2 Fisher Industrial Estate, Walker, Tyne and Wear

PART II

Particulars of Title and Occupation of Property

Irish Properties

1.	Unit 430, Western Industrial Estate, Naas Road, Dublin 12 is held under an Indenture of Lease dated 25 May 1999 between (1) NEPA Distributors Limited and (2) Waste to Energy Limited HELD for a term of 35 years from 1 January 1998.

2.	Unit 420, Western Industrial Estate, Naas Road, Dublin 12 is held under an Indenture of Lease dated 23 May 1980 made between (1) Cotswold and (2) Deutz Engines Ireland Limited HELD for a term of 35 years from 1 February 1980.

3.	Unit 1A, Renmore Business Complex, Kilcoole Industrial Estate, Kilcoole, County Wicklow is held under a Short Term Lease Agreement dated 1 October 2003 for a term of 3 years and 6 months from 1 October 2003.

UK Properties

Northern Ireland Properties

4.	The Chem-Clav Clinical Waste Treatment Plant, Antrim Hospital Services Yard, Antrim Hospital, 45 Bush Road, Antrim is held under the terms of a Counterpart Agreement dated 15 September 1999 between (1) United Hospitals Health and Social Services Trust and (2) Sterile Technologies Inc. (N.I.) Limited for a term of 10 years from 15 September 1999.

Scottish Properties

5.	4 South Wardpark Court, Cumbernauld, Dumbarton is a Heritable title registered in the Land Register of Scotland under title number DMB54445.

6.	5 Elliott Industrial Estate, Arbroath, is held under a Lease dated 21 and 29 May 1998 and registered in the books of Council and Session on 31 July 1998 between (1) Lindrick Business Services Limited and (2) Eurocare Environmental Services Limited for a term of 20 years from 12 November 1997.

7.	The Waste Transfer Station, Aberdeen Royal Infirmary, Aberdeen, is held under a Lease dated 4 July, 11 September and 26 September and registered in the Books of Council and Session on 12 April 2000 between (1) Grampian University Hospitals National Health Service Trust, (2) University Court of the University of Aberdeen and (3) Eurocare Environmental Services Limited for a term of 10 years from 1 February 1999.

UK Properties

8.	Suite 1 and Suite 2, Lindfield House, Stuart Road, Gravesend, Kent, DA 11 0BZ, are held under the terms of a Tenancy Agreement dated 1 February 2003 between (1) David Lindfield and (2) BFH Group Limited for a term of 4 years from 1 February 2003 and Suite 3, Lindfield House, Stuart Road, Gravesend, Kent, DA 11 0BZ, is held under the terms of a Tenancy Agreement dated 9 February 2004 between (1) David Lindfield and (2) BFH Group Limited for a term of 4 years from 9 February 2004.

9.	Units 9A and 9B, Longport Enterprise Centre, Scott Ligett Road, Longport, Stoke on Trent, Staffordshire is held under a Lease dated 1 March 2004 between (1) Quillmount Limited and (2) BFH Group Limited for a term of 6 years from 1 March 2004.

10.	Part Ground Floor, Waterside House, Smiths Road, Bolton is held under a Lease dated 10 June 2004 between (1) Foden Investments Limited and (2) BFH Group Limited for a term of 10 years from 10 June 2004.

11.	The land comprising the Incinerator at Hope Hospital, Park Place, Salford is held under a Lease dated 21 March 1994 made between (1) The Secretary of State for Health (2) North West Energy Limited and (3) Basic Energy (Holdings) Limited for a term of 20 years from 1 July 1993.

12.	1.13 acres of land at the junction of St Andrew’s Road and Holesmouth Gate, Avonmouth is held under a Lease dated 8 November 1994 made between (1) First Corporate Shipping Limited and (2) Motherwell Bridge Envirotec Limited for a term of 150 years less three days from 7 August 1991.

13.	Land at Hillingdon Hospital, Hillingdon, Middlesex is held under a Lease dated 31 January 1997 made between (1) Hillingdon Hospital NHS Trust (2) Clinical Energy Limited (3) Environmental Incineration Company Limited and (4) Blue Circle Incineration Limited for a term of 20 years from 1 January 1993.

14.	Incinerator at Alexander Hospital, Redditch is held under a Lease dated 11 December 1996 made between (1) Alexandra Healthcare NHS Trust (2) Medical Energy (Worcestershire) Limited and (3) Blue Circle Incineration Limited for a term of 25 years from 11 December 1996.

15.	Land and buildings at Station Road, Four Ashes is held under a Lease dated 14 December 2004 made between (1) Leigh Interests Plc and (2) Sterile Technologies (Newcastle) Limited for a term of 15 years from 14 December 2004.

16.	Marlborough Road, Wrexham Industrial Estate, Wrexham is Freehold title registered at HM Land Registry under title number CYM140581.

17.	Picton Boat Premises, Aneurin Bevan Avenue, Brymenyn Industrial Estate, Bridgend is held under a Lease dated 4 December 2000 made between (1) Picton Boat Limited and (2) Eurocare Environmental Services Limited for a term of 10 years from 1 December 2000.

18.	Unit BT 96/2 Fisher Industrial Estate, Walker, Tyne and Wear is held under Lease dated 13 August 1998 made between (1) Urban Regional Agency and (2) Eurocare Environmental Services Limited for a term of 12 years from 13 August 1998.

SCHEDULE 4

The Group Companies

PART I

The Company

Company Name	Incorporated	Registered Number	Registered Address	Directors	Company Secretary

The Sterile Technologies Group Limited	26 November 1998	297176	430 Beech Road Western Industrial Estate Naas Road Dublin 12	Des Rogers (Eugene Gibney being his alternate) Vivienne Gillen Declan Heavey Niall Wall Paul Coulson Sir Gerry Loughran	William Blyde

PART II

The Subsidiaries

Company Name	Incorporated	Registered Number	Registered Address	Directors	Company Secretary
Sterile Technologies (Ireland) Limited	16 December 1996	258299	430 Beech Road Western Industrial Estate Naas Road Dublin 12	Des Rogers Vivienne Gillen Niall Wall Paul Coulson	William Blyde

Sterile Technologies Inc. (N.I.) Limited	13 June 1997	NI032514	Antrim Area Hospital Services Yard 45 Bush Road Antrim BT 412RL	Des Rogers Niall Wall Paul Coulson	William Blyde

Sterile Technologies (UK) Limited	23 October 2003	04941321	1st Floor Linfield House Stuart Road Gravesend Kent DA11 0B2	William Blyde Paul Coulson Des Rogers Niall Wall	William Blyde

BFH Group Limited	31 December 1997	03487700	1st Floor Linfield House Stuart Road Gravesend Kent DA11 0B2	William Blyde Des Rogers Niall Wall	William Blyde

Sterile Technologies (Newcastle) Limited	19 January 2004	05018899	1st Floor Linfield House Stuart Road Gravesend Kent DA11 0B2	William Blyde Niall Wall	William Blyde

Company Name	Incorporated	Registered Number	Registered Address	Directors	Company Secretary
BFH Incineration Limited	2 February 1990	02466459	1st Floor Linfield House Stuart Road Gravesend Kent DA11 0B2	William Blyde Des Rogers Niall Wall	William Blyde

BFH Incineration Trustee Limited	22 August 2000	04057647	1st Floor Linfield House Stuart Road Gravesend Kent DA11 0B2	William Blyde Des Rogers Niall Wall	William Blyde

South West Energy Limited	18 July 1996	03226910	1st Floor Linfield House Stuart Road Gravesend Kent DA11 0B2	William Blyde Des Rogers Niall Wall	William Blyde

Clinical Energy Limited	6 September 1989	02420459	1st Floor Linfield House Stuart Road Gravesend Kent DA11 0B2	William Blyde Des Rogers Niall Wall	William Blyde

North West Energy Limited	5 March 1990	02477171	1st Floor Linfield House Stuart Road Gravesend Kent DA11 0B2	William Blyde Des Rogers Niall Wall Paul Simpson	William Blyde

Medical Energy (Worcestershire) Limited	6 April 1993	02808934	1st Floor Linfield House Stuart Road Gravesend Kent DA11 0B2	William Blyde Des Rogers Niall Wall	William Blyde

Clini-Clear Limited	24 November 2000	04113996	1st Floor Linfield House Stuart Road Gravesend Kent DA11 0B2	William Blyde Niall Wall	William Blyde

Sterile Technologies (Avonmouth) Limited	9 December 2004	05309327	1st Floor Linfield House Stuart Road Gravesend Kent DA11 0B2	William Blyde Niall Wall	William Blyde

Transafe Limited	24 February 1998	280760	430 Beech Road Western Industrial Estate Naas Road Dublin 12	Michael Weir Neville Graver Niall Wall Vivienne Gillen Valerie Brennan	Neville Graver

SCHEDULE 5

PART I

Calculation of Actual Net Debt

1.	Preparation of Completion Accounts

(a)	Following Completion, the Purchaser shall procure that draft Completion Accounts (the “Draft Completion Accounts”) are prepared as soon as practicable and in any event within 40 Business Days after Completion. The Purchaser shall then procure that the Draft Completion Accounts shall be audited by the Company’s Auditors in accordance with the provisions of this Schedule 5 and shall request that the Company’s Auditors audit the Draft Completion Accounts within 20 Business Days of their receipt of the same.

(b)	The Draft Completion Accounts are to include notes equivalent, to the extent appropriate, to those contained in the Accounts and the Company’s Auditors shall use the Draft Completion Accounts to prepare a statement setting out the Actual Net Debt and its components, the Net Indebtedness, the Actual Net Working Capital and Net Working Capital Adjustment (if necessary) (the “Draft Adjustment Statement”) as at the close of business on the Completion Date.

(c)	The Draft Completion Accounts shall be prepared in accordance with Irish GAAP in a manner consistent with the preparation of the Accounts and in compliance with the succeeding provisions of this Schedule 5 and shall include sufficient back up documentation to fully explain the figures contained therein. The Draft Completion Accounts shall be in the format set out in the proforma Completion Account Schedule set out in Part II of this Schedule 5.

(d)	The Draft Completion Accounts and Draft Adjustment Statement shall be delivered to the Vendors’ Representative and the Purchaser (each a party for the purpose of this schedule 5) as soon reasonably practicable and in any event no later than 90 Business Days after Completion.

2.	Dispute

Either party may dispute the Draft Completion Accounts and/or Draft Adjustment Statement by giving notice (in this Schedule 5 the “Notice”) in writing to the other party within 10 Business Days of receiving the Draft Completion Accounts and Draft Adjustment Statement. The Notice shall specify:

(a)	the items which are disputed,

(b)	the reasons for the dispute, and

(c)	the effect that the party issuing the Notice believes that the items in dispute would have on the calculation of Actual Net Debt.

For the purposes of reviewing the Draft Completion Accounts and/or Draft Adjustment Statement each of the parties (and their accountants as appropriate) shall be afforded reasonable access to the books and records of the Company as are appropriate for such review and the relevant working papers of the Company’s Auditors used in auditing the Draft Completion Accounts and the Draft Adjustment Statement.

3.	Finalisation

(a)	If no party serves a Notice pursuant to paragraph 2 of this Schedule 5, the Draft Completion Accounts and/or Draft Adjustment Statement (if any) shall constitute the Completion Accounts and the statement therein of actual net debt shall be the Actual Net Debt for the purposes of this Agreement.

(b)	If either party serves a Notice in accordance with paragraph 2 of this Schedule 5 then:

(i)	if the Purchaser and the Vendors’ Representative reach agreement on the items in dispute within 10 Business Days of the Notice being served (or such longer period as they may agree in writing), the Draft Completion Accounts and/or Draft Adjustment Statement (if any) shall be amended by agreement between them to reflect such agreement and the Draft Completion Accounts and Draft Adjustment Statement (as so amended if applicable) shall constitute the Completion Accounts for the purposes of this Agreement and the statement therein of actual net debt shall be the Actual Net Debt for the purposes of this Agreement.

(ii)	if the Purchaser and the Vendors’ Representative do not reach agreement in accordance with paragraph (i) above, the Purchaser or the Vendors’ Representative may refer the matter for determination to an independent accountant appointed by agreement between them or, in the absence of such agreement within 5 Business Days, appointed, on the application of either such party, for the purpose by the President for the time being of the Institute of Chartered Accountants of Ireland (in this Schedule 6 the “Expert”) on the basis that the Expert is to make a decision on the dispute and notify the parties of his decision within 30 Business Days of receiving the reference or as soon as reasonably practicable thereafter as the Expert may determine.

4.	The Expert

In any reference to the Expert in accordance with paragraph 3 of this Schedule 5:

(a)	the Expert shall act as an expert and not as an arbitrator and the provisions of the Arbitration Acts 1954 and 1980 shall not apply to him or to his determination;

(b)	the decision of the Expert shall, in the absence of fraud, be final and binding on the Purchaser and the Vendors and the Draft Accounts and/or Draft Adjustment Statement as amended according to the decision of the Expert (if applicable) shall be the Completion Accounts and Actual Net Debt shall be such amount as is determined by the Expert;

(c)	the costs of the Expert shall be paid by such party or parties as is determined to be appropriate by the Expert having regard to the merits of their respective positions in such dispute; and

(d)	the Vendors and the Purchaser shall respectively provide or to the extent that it is within their power to do so shall procure the provision to the Expert of all such information as the Expert may reasonably require.

5.	Accounting Principles

The following accounting principles shall apply to the preparation of the Completion Accounts and to the determination of the Actual Net Debt:

(a)	Basis of Consolidation

The Completion Accounts comprise the consolidated financial statement of the Company and its Subsidiaries.

(b)	Taxation

The tax charged against profits for the period from the Accounts Date to the Completion Date comprise the tax payable on profits for the period and deferred tax in respect of all timing differences that have originated but not reversed by the Completion Date, as adjusted for any tax losses forward which can be utilised.

PART II

The Proforma Completion Accounts Schedule

[omitted]

SCHEDULE 6

Escrow Account

1.	Establishment of Escrow Account

The parties will co-operate in good faith to procure the establishment of the Escrow Account upon or as soon as reasonably practicable after Completion so that the Retained Amount can be transferred to it. For these purposes the Escrow Account shall be a deposit account with AIB Bank, 40 – 41 Westmoreland Street, Dublin 2 opened in the name of the Vendors’ Solicitors and the Purchaser’s Solicitors. The signatures to the Escrow Account shall be any one partner (duly authorised in accordance with the bank’s mandates) from time to time from each of the Vendors’ Solicitors and the Purchaser’s Solicitors respectively.

2.	Interest

The Escrow Account shall be an interest bearing account and all interest accruing on amounts standing to the balance of the Escrow Account shall be credited to the Escrow Account (net of any bank charges or other costs of such account). All fees charged by the bank in relation to opening and operating the Escrow Account shall be deducted against interest earned from time to time and thereafter agreement any other monies standing to the credit of the Escrow Account. The bank may also deduct from interest earned any tax required by law to be deducted.

3.

(a)	The Retained Amount shall (save as otherwise provided herein) be retained in the Escrow Account until the date (the “Escrow Payment Date”) on which the Actual Net Debt is determined in accordance with the provisions of Clause 2.3 and Schedule 5. Subject to paragraph (b) below, upon determination of the Actual Net Debt, the Purchaser and/or the Vendors (as the case may be) shall be entitled on the Escrow Payment Date to that part of the Retained Amount and the balance of interest (if any) that is equal to:

(i)	the amounts (if any) that it and/or they are entitled to pursuant to the provisions of Clause 2.4; and

(ii)	that part of the interest credited to the Escrow Account which is attributable to such part of the Retained Amount being the same proportion of such interest which the amount in sub-paragraph (i) of this paragraph 3 above bears to the entire Retained Amount.

(b)

Prior to the Escrow Payment Date the Purchaser shall be entitled to assert against the Vendors any Claim. In the event of such Claim the Purchaser shall serve notice on the Vendors (“Notice of Claim”) setting out the Purchaser’s genuine pre-estimate of the Vendors’ liability in respect of the Claim (“Estimated Claim Amount”). Notwithstanding the provision of paragraph 3(a) and subject to the provisions of paragraph 3(c), once a Notice of Claim has been served an amount equal to the Estimated Claim Amount shall be deducted from the Retained Amount and retained in the Escrow Account until such time as all Claims asserted prior to the Escrow Payment Date have been determined by a court of competent jurisdiction or settled by agreement of the parties. Following such determination or settlement of all such Claims, the following payments shall be made from the Escrow Account:

(i)	to the Purchaser a sum equal to the aggregate sum due to the Purchaser in respect of all Claims which have been settled together with that part of the interest credited to the Escrow Account which is attributable to the amount paid to the Purchaser under this paragraph; and

(ii)	to the Ordinary Shareholders on the Escrow Payment Date the balance of the Retention Amount (if any) including interest attributable thereto as adjusted in accordance with paragraph 3(a) above.

(c)	Where in relation to any Claim(s) to which a Notice of Claim relates, proceedings in respect thereof are not instituted (that is to say issued and served) within 12 months of the Escrow Payment Date (unless previously satisfied, settled or withdrawn) the Vendors will cease to be liable for any such Claim(s) and all funds then remaining in the Escrow Account shall be released forthwith to the Ordinary Shareholders.

(d)	The Vendors and the Purchaser hereby irrevocably agree to instruct the Vendors’ Solicitors and the Purchaser’s Solicitors respectively to do such things as are reasonably required to pay the parties entitled thereto the amounts referred to in paragraph 3(a) and 3(b) above. All amounts received by any of the parties pursuant to this paragraph 3 shall be received in or towards discharge of the amount(s) (if any) due to them pursuant to Clause 2.4.

4.	Escrow Agents

The Vendors’ Solicitors and the Purchaser’s Solicitors (collectively the “Escrow Agents”) shall perform only the duties expressly set forth herein. The Escrow Agents shall not have any other right, duty or obligation to manage, make any payment in respect of, vary or otherwise deal in any matters contemplated by this Agreement or to otherwise take or refrain from taking any action under or in connection with any document contemplated hereby and no implied rights, duties, covenants or obligations shall be implied into, or construed from, this Agreement.

(a)	Subject to Clause 6.11 of this Agreement, the Escrow Agents may rely upon, and shall be protected in acting or refraining from acting upon, any written notice, instruction or request furnished to it hereunder and believed to be genuine and to have been signed or presented by the proper party or parties.

(b)	Without limiting paragraph 4(d) below, the Vendors and the Purchaser shall jointly and severally indemnify the Escrow Agents in such proportions as the Escrow Agents shall in their absolute discretion determine to be equitable against any loss, liability, cost, claim, action, demand or expense which they (or either of them) may incur or which may be made against them as a result of or in connection with the exercise of its powers and performance of their duties hereunder, except such as may result from any fraud or dishonesty on the part of the Escrow Agents.

(c)	The Escrow Agents shall be entitled from time to time to obtain the advice of solicitors, counsel, accountants or other professional advisers with respect to any matter pertaining to this Agreement and its responsibilities hereunder and shall be entitled to rely on all such advices and to act for the purposes of this Agreement in accordance therewith and shall have full and complete authorisation and protection with respect to any such action taken in good faith. The Escrow Agents shall be entitled to be indemnified out of the monies standing to the credit of the Escrow Account against any loss, liability, cost, claim, action, demand or expense which it may incur without fraud or dishonesty on its part arising out of or in connection with this Agreement, including the costs and expenses incurred in defending against any such claim or liability.

(d)	Except as may be agreed in writing by the Vendors’ Representative and the Purchaser, the Escrow Agents will not charge any fee for acting as Escrow Agents.

(e)	The Escrow Agents shall not incur any liability for not performing any act or fulfilling any duty, obligation, or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agents provided however that the Escrow Agents shall give prompt written notice to the Escrow Parties of any such occurrence beyond its control which prevents it from performing any act or fulfilling any duty, obligation, or responsibility hereunder.

(f)	The Escrow Agents shall not be required to defend any legal proceedings which may be instituted against it in respect of the subject matter of this Agreement unless requested to do so by any party and unless indemnified and given security for their costs to their satisfaction against the cost and expense of such defence.

(g)	The Escrow Agents shall not be required to institute legal proceedings of any kind.

(h)	In the event of any disagreement between any of the parties to this Agreement, or between any of them and any other person resulting in adverse claims or demands being made against the Escrow Agents, or in the event that the Escrow Agents in good faith are in doubt as to what action they should take hereunder, the Escrow Agents may refuse to release sums from escrow or to comply with any claims or demands on them until:-

(i)	the Escrow Agents shall have received an order of a court of competent jurisdiction from which there is no right of appeal directing such release or payment; or

(ii)	all differences and doubts shall have been resolved by written agreement executed by the parties to such disagreement.

(i)	The Vendors’ Representative and the Purchaser by joint written notice to the Escrow Agents shall have the right at their discretion to remove and replace either or both Escrow Agents (including any subsequent Escrow Agents) with effect from the date appearing in the said notice, and in such event the removed Escrow Agents shall co-operate as necessary in order to transfer in an orderly manner its duties hereunder to the subsequent Escrow Agents so appointed.

(j)	Notwithstanding anything herein to the contrary, the Escrow Agents may act upon any written instructions jointly given by the Vendors’ Representative and the Purchaser. The Vendors’ Representative and the Purchaser shall as and when necessary give instructions to the Escrow Agents in order to procure compliance with this Agreement.

SCHEDULE 7

Purchaser Warranties

1.	The Purchaser is a company duly incorporated and organised and validly existing under the laws of Delaware, USA.

2.	The Purchaser has the power and authority required to enter into this Agreement and perform fully its obligations under it in accordance with their terms.

3.	Neither the entry into this Agreement nor the implementation of the transactions contemplated by it will result in:

(a)	a violation or breach of any provision of the constitutional documents of the Purchaser of any contract or other instrument to which the Purchaser is bound; or

(b)	a violation or breach of any applicable laws or regulations or of any order, decree or judgment of any court, governmental agency or regulatory authority applicable to the Purchaser or any of its assets; or

(c)	a requirement for the Purchaser to obtain any consent or approval of, or give any notice to or make any registration with, any governmental, regulatory or other authority which has not been obtained or made at the date of this Agreement on a basis which is both unconditional and cannot be revoked.

4.	No order has been made, petition presented or meeting convened for the purpose of considering a resolution for the winding up of the Purchaser or for the appointment of any provisional liquidator. No receiver (including any administrative receiver) or examiner has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of the Purchaser. No events or circumstances analogous to any of those referred to in this paragraph 4 have occurred in any jurisdiction outside Ireland.

5.	No member of the Purchaser’s Group is:

(a)	subject to any order, decree or judgment of any court, governmental agency or regulatory authority which is still in force; nor

(b)	a party to any litigation, arbitration or administrative current or pending proceedings;

(c)	the subject of any governmental, regulatory or official investigation or enquiry which is in progress or threatened or pending;

and which in each case has or could have a material adverse effect on the Purchaser’s ability to execute, deliver and perform its obligations under this Agreement.

SCHEDULE 8

Tax Covenant

1.	Interpretation

(a)	Definitions

Words and expressions defined in this Schedule shall, unless the context otherwise requires, have the following meanings:

(i)	“Accounts Relief”, includes any Relief which has been treated as an asset in the Completion Accounts; or any Relief which has been taken into account in computing a provision for deferred tax which appears in the Completion Accounts or has resulted in no provision for deferred tax being made in the Completion Accounts;

(ii)	“Relief”, includes any relief, exemption, allowance, credit, deduction, charge or set-off available to any Group Company for the purposes of reducing any income, profit, or gain that is subject to Tax, or for the purposes of relieving, reducing or mitigating any Tax;

(iii)	“Tax Notice”, any notice, assessment, letter, demand or other document issued by or on behalf of any Tax Authority, or any action taken by or on behalf of any Tax Authority, under which such Tax Authority imposes, purports to impose or indicates that it may impose Tax on any Group Company;

(iv)	“Tax Liability”:

A.	any liability of any Group Company to make any payment of Tax;

B.	the setting off of any Relief which was not available to any Group Company on or before Completion, but which arises in respect of an event occurring after Completion (“Post Completion Relief”), against income, profits or gains that were earned, accrued or received on or before Completion, or against any liability to Tax relating to the period before Completion, in circumstances where, but for such setting off, any Group Company would have had a liability to Tax and the Purchaser would have been able to make a claim against the Vendors under this Schedule in respect of such liability,

C.	the loss, disallowance or unavailability in whole or in part of any Accounts Relief but only to the extent that such loss, disallowance or non-availability would have given rise to a reduction in the Consideration pursuant to Clause 2.4(b) of this Agreement, in each case whether or not chargeable against or attributable to or recoverable from any other person, and for the purposes of this definition, the amount of any Tax Liability shall be deemed to be equal to:

I.	in the case of items A above, the amount of the payment to be made;

II.	in the case of items B above, the amount of Tax which would have been saved by setting off the Relief;

III.	in the case of items C above the amount by which the Consideration would have been reduced pursuant to Clause 2.4(b) of this Agreement by reason of the loss, disallowance or unavailability in whole or in part of the Accounts Relief.

(v)	“Transaction”, includes, without limitation, any act, omission, event or occurrence of whatever nature occurring, effected or deemed to occur or be effected on, before or after Completion. Without limiting the generality of the forgoing, the term “Transaction” shall include Completion and/or the severing of any group relationship on Completion.

(b)	Construction

(i)	In this Schedule, references to:

A.	income, profits or gains earned, accrued or received on or before a particular date or in respect of a particular period shall include income, profits or gains which are deemed for Tax purposes to have been earned, accrued or received on or before such date or during such period; and

B.	any Transaction occurring on or before a particular date or during a particular period shall include any Transaction that is deemed for Tax purposes to have occurred on or before such date or during such period.

(c)	Headings and Captions

The headings or captions to the paragraphs in this Schedule are inserted for convenience of reference only and shall not be considered a part of or affect the interpretation or construction thereof.

2.	Covenant

(a)	Covenant to Pay

The Vendors hereby severally covenant to pay to the Purchaser, as a repayment of the Consideration paid for the Shares under this Agreement, an amount equal to the aggregate of:

(i)	each and every Tax Liability arising in respect of, by reference to or in consequence of:

A.	any Transaction which occurred or was effected on or before Completion;

B.	any profits or gains earned, accrued or received on or before Completion;

C.	the non payment of Tax by the Vendors or any person (other than a Group Company) which was in the same group or connected (within the meaning of Section 839 of the Income & Corporation Taxes Act 1985) with the Vendors prior to Completion and which results in a Group Company being liable to discharge such Tax Liability;

D.	such amount as the Company is liable to pay or repay (other than to another Group Company) in respect of any surrender of group relief or arrangement under Section 36 of the Finance Act 1998 entered into prior to Completion;

(ii)	all reasonable costs and expenses incurred by the Purchaser and/or any Group Company in connection with or in consequence of any successful claim under this Schedule (including, without limitation, any reasonable costs or expenses incurred in appealing or defending any Tax Liability in accordance with paragraph 4(a) of this Schedule, and/or in successfully taking or defending any action against the Vendors in relation to this Schedule).

The Vendors further hereby covenant to pay to the Purchaser an amount equivalent to any liability to Taxation on or in respect of any sums paid pursuant to this paragraph 2(a) of this Schedule or otherwise hereunder so that the amount so payable shall be grossed up by such amount as will ensure that after payment of any Taxation on or in respect of any amount, there shall be left the sum equal to the amount that would otherwise be payable pursuant to this paragraph 2(a) hereof or otherwise hereunder were the payment not subject to Taxation as aforesaid.

(b)	Purchaser’s Covenant to Pay

(i)	The Purchaser hereby covenants with the Vendors to pay to the Vendors’ Representative or any other person falling within the meaning of Section 629(4) TCA (or its equivalent in any other jurisdiction) an amount equal to any Tax for which any Group Company is primarily liable to pay, but which the Vendors (or any of them), or any other person falling within the meaning of Section 629(4) TCA (or its equivalent in any other jurisdiction) become liable to pay as a result of a failure on the part of a Group Company to pay such Tax. The provisions of paragraph 4 of this Schedule shall apply, mutatis mutandis, to any claim made by the Vendors against the Purchaser under this paragraph 2(b) save that this paragraph shall not apply in respect of any Tax for which the Vendors are liable to make (but have not yet made) payment to the Purchaser under this Agreement;

(ii)	The Purchaser covenants with the Vendors that it will pay to the Vendors such an amount as (after deducting any Tax for which they are liable thereon) on an amount equal to any liability which any of them may suffer or incur under 767A, 767AA or 767B ICTA 1988 or any equivalent enactment in any jurisdiction outside the United Kingdom (or which any of them would have suffered or incurred but for some Relief being available to the Vendors) by reason of or by reference to any action or omission by any Group Company occurring or deemed to occur at any time after Completion save that this paragraph shall not apply in respect of any Tax for which the Vendors are liable to make (but have not yet made) payment to the Purchaser under this Agreement.

3.	Liability of Vendors

(a)	Limitations on Liability of the Vendors

The Vendors shall not be liable in respect of any claim (a “Tax Claim”) made by the Purchaser pursuant to paragraph 2(a) of this Schedule to the extent that:

(i)	the liability of the Vendors under this Schedule has been limited pursuant to Clauses 3.3(b), 3.3(c), 3.3(d), 3.5, 3.6, 3.8(c), 3.8(d), 3.9, 3.10, 3.13, 3.15, 3.16 and 3.17 of this Agreement;

(ii)	allowance, provision or reserve in respect thereof was made or taken into account in the preparation of the Completion Accounts (including, without limitation, the calculation of the Actual Net Debt);

(iii)	the Tax Claim arises or the amount thereof is increased as a result of any change of accounting date, accounting practice, or tax reporting practice by any Group Company effected after Completion save as to comply with generally accepted accounting principles in force at Completion;

(iv)	either the Purchaser or any Group Company has been compensated in respect of the liability that is the subject matter of the Tax Claim as the result of a successful Tax Claim made under the Warranties;

(v)	the Tax Claim arises or the amount thereof is increased as a result of a failure on the part of any Group Company or the Purchaser to file, after Completion and within the time prescribed for doing so, such returns, elections and notices as are reasonable;

(vi)	written notice of the Tax Claim was not given to the Vendors’ Representative, as contemplated in paragraph 4(a) of this Schedule, on or before the date that is 6 years following the date of Completion;

(vii)	to the extent that (after deduction of costs associated with such recovery) the Purchaser or the Group (or any Group Company) have actually recovered/are entitled to recover the loss or damage suffered by them arising out of such Tax Claim under the terms of any insurance policy for the time being in force or would have been entitled to recover any loss or damage suffered by them arising out of any such Tax Claim but for any under insurance of insurable assets or reduction by the Purchaser, the Group or any Group Company of the level of insurance in place on the Completion Date;

(viii)	to the extent that such Tax Claim arose or is increased as a direct or indirect result of a change after the date of this Agreement:

A.	in law or published revenue or administrative practice;

B.	any increase in the rates of Tax or any imposition of Tax; or

C.	in Irish GAAP;

in each case having retrospective effect;

(ix)	which would not have arisen but for voluntary act, omission or transaction of the Purchaser or any Group Company after Completion otherwise than in the ordinary course of business of the Company carried on at Completion, except that this exclusion shall not apply where any such act, omission or transaction is carried out or effected pursuant to a legally binding commitment entered into by a Group Company prior to Completion;

(x)	which would not have arisen but for a cessation, or any change in the nature or conduct of any trade carried on by the Company at Completion, being a cessation or change occurring on or after Completion.

(b)	Recovery from Third Parties

Where the Purchaser or any Group Company is entitled to recover from a person other than the Vendors any sum in respect of which a Tax Claim is made under paragraph 2(a) of this Schedule (including any sum recoverable from any Tax Authority), and the Vendors have paid to the Purchaser an amount equal to the Tax Claim and the Group Company shall use its reasonable endeavours to recover such amount (keeping the Vendors’ Representative fully informed of the progress of any action taken) and shall pay to the Vendors’ Representative any amount provided the Vendors’ indemnify, the Purchaser against any costs (including additional tax) incurred in respect of any attempted recovery under this paragraph 3 (b) so recovered (including any interest paid by such other person on or in respect thereof) less all costs incurred by the Group Company and/or the Purchaser in making such recovery.

(c)	Reduction in Tax Paid

Where:

(i)	any loss, damage, cost, expense or liability of any Group Company which is the subject matter of a claim under this Schedule results, by way of deduction or otherwise, in a reduction of Tax payable by any Group Company or the Purchaser; and

(ii)	the Vendors have made a payment to the Purchaser in respect of such loss, damage, cost, expense or liability under this Schedule,

then, an amount equal to the amount of such Tax saving shall first be set off against any payment then due from the Vendors to the Purchaser under this Schedule with the amount of any excess after set-off to be forthwith paid by the Purchaser to the Vendors as a refund of the payment previously made by them.

(d)	Over-Provision or Refunds

If any provision or reserve for Tax (excluding deferred tax) in the Completion Accounts is found to be excessive (the amount of such excess being referred to as an “over-provision”), or any Group Company becomes entitled after Completion to any refund in relation to Tax paid before Completion, the entitlement to which refund is not reflected in the Accounts provided that no account shall be taken of any over provision or understatement to the extent that they arise as a consequence of any utilisation of any Post Completion Relief or action taken by any Group Company after Completion or change in law after Completion, then the amount of the over-provision or refund shall be set off against any payment then or subsequently due from the Vendors to the Purchaser under this Schedule with any overpayment or refund in excess of such set-off to be paid forthwith by the Purchaser to the Vendors as a refund of any previous payments made by the Vendors to the Purchaser under the Tax Covenant and to the extent after such refund there remains an excess this shall be used by the Purchaser to be set off against any future payment under the Tax Covenant.

(e)	Payment

(i)	The Vendors shall make payment in cleared funds to the Purchaser at least two Business Days before the date on which the Group Company discharges, or is deemed to discharge, a claim. Any sum not paid by the Vendors by such date shall accrue interest at a rate of 2% over the base rate of Barclays Bank plc.

(ii)	For the purposes of sub-paragraph (i) of this paragraph (e) of this Clause, the Group Company shall be deemed to discharge a claim:

A.	on the date on which the Group Company is due to pay any amount of Tax; or

B.	on the date on which the Group Company would have been liable to pay an amount of Tax but for any Relief, or other rights or claims of a similar nature available to the Company;

C.	in all other cases, thirty Business Days after the date of notification of the claim by the Purchaser to the Vendors;

as the case may be.

4.	Tax Claims and Payments

(a)	Conduct of Tax Claims

(i)	If the Purchaser or any Group Company become aware of any Tax Claim, the Purchaser shall give notice to the Vendors’ Representative of that Tax Claim (including reasonably sufficient details of such Tax Claim, the due date for any payment and the time limits for any appeal, and so far as practicable the amount of the claim under this Schedule or under the Tax Warranties in respect thereof) as soon as possible (and in any event not more than 15 days after the Purchaser or the Group Company concerned becomes aware of such claim, provided always that in a case involving a time limit for response or appeal such notice shall be given to the Vendors’ Representative not less than 10 Business Days before the expiry of that time limit). The Purchaser shall take (or procure that the Group Company concerned shall take) such action as the Vendors’ Representative may reasonably request to avoid, dispute, resist, appeal, compromise or defend any Tax Claim and any adjudication in respect thereof on the basis that the Company or relevant Group Company shall be indemnified by the Vendors’ Representative as to such reasonable costs and expenses any additional taxes which it may incur by reason of such action. The Vendors’ Representative shall have the right (if they wish) to control and assume conduct of any proceedings taken in connection with such action, and shall in any event be kept fully informed of any actual or proposed developments (including any meetings) and shall be provided with copies of all correspondence and documentation relating to such Tax Claim or action, and such other information, assistance and access to records and personnel as it reasonably requires.

(ii)	Subject to paragraph (iii), the Purchaser shall and shall procure that no Tax Claim, action or issue in respect of which the Vendors could be required to make a payment under this Schedule or for breach of any Tax Warranty is settled or otherwise compromised without the Vendors’ Representative’s prior written consent, such consent not to be unreasonably withheld or delayed, and the Purchaser shall, and shall procure that the Group Companies and any of their respective advisers shall, not submit any correspondence or return or send any other document to any Tax Authority where the Purchaser or any such person is aware or could reasonably be expected to be aware that the effect of submitting such correspondence or return or sending such document would or could be to put such Tax Authority on notice of any matter which could give rise to, or could increase, a claim under this Schedule or for breach of any Tax Warranty, without first affording the Vendors’ Representative a reasonable opportunity to comment thereon and without taking account of such comments so far as it is reasonable to do so.

(iii)	The Vendors’ Representative shall have the right to have any action mentioned in paragraph 4 (a)(i) of this Schedule 8 conducted by their nominated professional advisers provided that:

A.	the appointment of such professional advisers shall be subject to the approval of the Purchaser (such approval not to be unreasonably withheld or delayed) and shall be deemed to be given in the event that the Purchaser does not give a fully reasoned written response to a request for approval by the Vendors;

B.	the Vendors shall procure that the Purchaser is kept fully informed of the progress of the relevant action and provided with copies of all relevant correspondence and documents sent by and to the Vendors and their professional advisers;

C.	the Vendors shall procure that any reasonable comments made by the Purchaser in relation to the relevant action are taken into account by the Vendors and their professional advisers; and

D.	the Vendors shall not be entitled to or to procure that their professional advisers take any action referred to in paragraph (a)(i) of this Schedule 8 or take any action to make any representation which is not lawful or not true and accurate in all respects.

(iv)	The Purchaser shall not be obliged to contest any claim for Tax pursuant to paragraph 4 (a) (i) of this Schedule 8 before the High Court or other senior appellant body (excluding the General Commissioners of HM Revenue and Customs, the Special Commissioners of HM Revenue and Customs or the Value Added Tax Tribunal in the UK and any equivalent of any such body outside the UK) unless at the sole expense of the Vendors, the Vendors’ Representative obtains the written opinion of the leading Tax counsel after disclosure of all relevant information and documents and having regard to all the circumstances that on the balance of probabilities the action should succeed.

(v)	If the Vendors’ Representative does not request the Purchaser to take any action within 40 days of notice to the Vendors’ Representative, the Purchaser shall be free to satisfy or settle the relevant Group Company tax liability on such terms as it may reasonably think fit.

SCHEDULE 9

Management Bonus Amounts

[omitted]

SIGNED by	/s/ Declan Heavey
for and behalf of
YEOMAN INTERNATIONAL HOLDINGS S.A
in the presence of:

/s/ Ita O’Sullivan
Wilton Place, D2
Solicitor

SIGNED by	/s/ Declan Heavey
for and behalf of
YEOMAN INVESTMENTS S.A.
in the presence of:

/s/ Ita O’Sullivan
Wilton Place, D2
Solicitor

SIGNED by	/s/ Desmond Rogers
for and behalf of
THE ROGERS GROUP WASTE LIMITED
in the presence of:

/s/ Ita O’Sullivan
Wilton Place, D2
Solicitor

SIGNED SEALED AND DELIVERED
by the said DESMOND ROGERS	/s/ Desmond Rogers
in the presence of:

/s/ Ita O’Sullivan
Wilton Place, D2
Solicitor

SIGNED SEALED AND DELIVERED
by the said NIALL WALL	/s/ Niall Wall
in the presence of:

/s/ Ita O’Sullivan
Wilton Place, D2
Solicitor

SIGNED SEALED AND DELIVERED
by the said WILLIAM BLYDE	/s/ Niall Wall as duly authorised power of attorney
in the presence of:

/s/ Ita O’Sullivan
Wilton Place, D2
Solicitor

SIGNED by	/s/ Shan S. Sacranie
for and behalf of
STERICYCLE INTERNATIONAL, LLC
in the presence of:

/s/ V. Egan
Victoria Egan
DLA Piper
Solicitor